        Exhibit 10.1

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
BAKER HUGHES PRESSURE CONTROL LLC
Dated as of January 1, 2026
THE MEMBERSHIP INTERESTS REPRESENTED BY THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED, OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS (OR EXEMPTION THEREFROM) AND WITHOUT COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.
THE MEMBERSHIP INTERESTS REPRESENTED BY THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT ARE SUBJECT TO CERTAIN CONDITIONS AND RESTRICTIONS ON TRANSFER SET FORTH HEREIN, AND THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH INTERESTS UNLESS AND UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO THE REQUESTED TRANSFER AND THE TRANSFEROR HAS COMPLIED WITH SUCH RESTRICTIONS.

TABLE OF CONTENTS
1.1    Definitions    1
1.2    Construction    13
ARTICLE 2 ORGANIZATION    14
2.1    Organization    14
2.2    Business    14
2.3    Name    14
2.4    Registered Office; Registered Agent; Principal Office; Other Offices    14
2.5    Purpose; Powers    15
2.6    Foreign Qualification    15
2.7    Term    15
2.8    No State Law Partnership    15
2.9    Title to Company Assets    15
2.10    No Liability    15
2.11    Mergers and Exchanges    15
2.12    Competitive Activities    15
2.13    No Power to Bind Company or Other Members    16
ARTICLE 3 MEMBERS; CERTIFICATES; ISSUANCE AND TRANSFER OF MEMBERSHIP INTERESTS    16
3.1    Members    16
3.2    Membership Interests; Percentage Interests    17
3.3    Pre-Emptive Rights    17
3.4    Representations and Warranties    18
3.5    Restrictions on Transfer    19
3.6    Permitted Transfers    19
3.7    Security Interest    19
3.8    Exit Option    19
3.9    Transfer Taxes    23
3.10    No Release    23
3.11    Documentation; Validity of Transfer; Conditions    23
3.12    Additional Members; Substituted Members    24
3.13    Information; Confidentiality    24
3.14    Non-Disparagement    25
3.15    Withdrawal    26
3.16    Fair Market Value    26
3.17    Defaulting Member    26
3.18    Compliance with Law; Regulatory Matters    27
3.19    Non-Compete Covenant    29
3.20    Operating Covenant    32
3.21    Cobra Support Services    32
i

ARTICLE 4 CAPITAL CONTRIBUTIONS AND MEMBER LOANS    33
4.1    Initial Capital Contributions    33
4.2    Optional Member Loans    33
4.3    Return of Contributions    34
4.4    Capital Accounts    34
ARTICLE 5 ALLOCATIONS OF PROFITS AND LOSSES; DISTRIBUTIONS    35
5.1    Profits and Losses    35
5.2    Special Allocations    35
5.3    Allocations for Tax Purposes in General    37
5.4    Other Allocation Rules    38
5.5    Distributions    39
5.6    Tax Methods and Elections    39
ARTICLE 6 MANAGEMENT    39
6.1    Generally    39
6.2    Board of Directors    39
6.3    Meetings    41
6.4    Quorum and Voting    41
6.5    Resignation; Removal and Vacancies    42
6.6    Reliance on Reports    42
6.7    Officers    43
6.8    Director Compensation    43
6.9    Related Party Activity    43
6.10    Exculpation; Fiduciary Duties    43
6.11    Indemnification    45
6.12    Matters Requiring Majority Approval    46
6.13    Matters Requiring Supermajority Approval    46
ARTICLE 7 RESERVED    47
ARTICLE 8 INSPECTION; BOOKS AND RECORDS; TAXES    47
8.1    Maintenance of Books and Records    47
8.2    Tax Statements    48
8.3    Accounts    48
8.4    Accountants; Financial Information and Inspection    48
8.5    Tax Returns    49
8.6    Tax Elections    50
8.7    Company Representative    50
8.8    Withholding Tax Payments and Obligations    51
8.9    Unitary/Combined Tax Reporting    52

ARTICLE 9 DISSOLUTION, LIQUIDATION AND TERMINATION    54
9.1    Dissolution    54
9.2    Liquidation and Termination    54
9.3    Provision for Contingent Claims    55
9.4    Deficit Capital Accounts    55
9.5    Deemed Contribution and Distribution    55
9.6    Certificate of Cancellation    55
ARTICLE 10 GENERAL PROVISIONS    56
10.1    Notices    56
10.2    Entire Agreement    56
10.3    Waiver    56
10.4    Non-Compensatory Damages    56
10.5    Binding Effect    57
10.6    Governing Law; Construction    57
10.7    Dispute Resolution    57
10.8    Consent to Jurisdiction and Venue    58
10.9    WAIVER OF RIGHT TO JURY TRIAL    58
10.10    Equitable Relief    58
10.11    No Right to Action for Dissolution or Partition    59
10.12    Third-Party Beneficiaries    59
10.13    Amendments    59
10.14    Creditors    60
10.15    Disclosure; Public Announcements    60
10.16    INDEMNITIES; CONSPICUOUS NOTICE    60
10.17    Counterparts    60
10.18    Certain Acknowledgments    60

Exhibit A        Adjusted EBITDA – Principles and Illustration
Exhibit B        Current Cobra Wellhead Customers
Exhibit C        [Reserved]
Exhibit D        Company Territory
Exhibit E        Cobra Member Territory
Exhibit F        Members and Percentage Interest
Exhibit G        Form of Purchase and Sale Agreement
Exhibit H        Form of Joinder
Exhibit I        Knowledge Persons
Exhibit J        Initial and Alternate Directors
Schedule 3.19(a)    Gulf of Mexico Permitted Activities

INDEX OF DEFINED TERMS

Accountant    21
Act    2
Actual Unitary Tax Liability    53
Adjusted Basis    2
Adjusted Capital Account Deficit    2
Adjusted EBITDA    2
Adjusted Resulting Tax Liability    53
Affiliate    2
Affiliate Contract    2
After-Acquired Business    30
After-Acquired Company    30
Agreement    2
Alternate Director    40
Approved Sale    2
Arm’s Length Affiliate Contract    3
Assets    3
Available Cash    3
Bankruptcy    3
Board of Directors    39
Bugatti Accelerated Put Event    20
Bugatti Business Divestiture    20
Bugatti Default    3
Bugatti Default Period    27
Bugatti Director    40
Bugatti Member    4
Bugatti Member Parent    1
Business    4
Business Assets    4
Business Day    4
Call Option    20
Capital Account    4
Capital Contribution    4
Certificate    14
Chairman of the Board    41
Cobra Accelerated Option Event    20
Cobra Default    4
Cobra Default Period    27
Cobra Director    39
Cobra Member    4
Cobra Member Parent    1
Cobra Support Service    4
Code    4
Combined Reporting Member    53
Company    5
Company Minimum Gain    5
Company Representative    5
Company Valuation    20
Confidential Information    5
Control    5
Court    5
Creditable Non-U.S. Tax    5
Current Cobra Wellhead Customers    6
Day    6
De Minimis Business    31
Depreciation    6
Designating Member    6
Director    6
Dispute    57
Dispute Notice    21
Divested Business    10
Effective Date    1
Election Period    18
Eligible Purchaser    6
Entity    7
Excluded Issuance    17
Exit Interests    19
Exit Notice    20
Exit Option    20
Exit Price    20
Fair Market Value    7
FCPA    28
Finance Activities    31
Fiscal Year    7
Framework Agreement    1
GAAP    7
Governmental Authority    7
Gross Asset Value    7
Guaranteed Obligation    22
Guarantor    22
ICDR    57
ICDR Mediation Rules    57
Indemnified Person    48
Indemnitee    8
Independent Third Party    8

Initial Bugatti Contribution    33
Initial Members    1
Joinder    23
Knowingly    28
Law    8
Lending Member    33
Liabilities    8
Liquidating Event    54
Liquidator    54
Loan Deadline    33
Loan Request    33
Loan Request Notice    33
Losses    10
Majority Approval    9
Market Event    9
Member    9
Member Loan    33
Member Minimum Gain    9
Member Nonrecourse Debt    9
Member Nonrecourse Deduction    9
Membership Interests    9
New Debt    17
New Interests    17
Nonrecourse Deductions    9
Nonrecourse Liability    9
Notice    56
Officer    9
Original Agreement    1
Other Indemnitors    45
Partnership Tax Audit Rules    10
Percentage Interest    10
Permitted Affiliate    10
Permitted Transfer    10
Permitted Transferee    10
Person    10
Pre-Closing Transactions    10
Pre-emptive Notice    17
Preliminary Exit Statement    21
Prime Rate    10
Profits    10
Proposed Purchaser    17
Put Right    20
Regulatory Allocations    37
Reimbursing Member    53
Related Party Activity    11
Related Person    28
Representatives    12
Requesting Purchaser    18
Restricted Parties    30
Resulting Tax Liability    53
Sale of Cobra    12
Sanctioned Country    28
Sanctioned Persons    28
Sanctions    28
SEC    12
Securities Act    12
Security Interest    12
SpinCo    10
Stand-Alone Tax Liability    53
Subject Entities    12
Subsidiary    12
Substituted Member    12
Supermajority Approval    12
Territory    12
Transaction Documents    13
Transfer    13
Transferee    13
Transferred    13
Transitioned Support Services    32
Treasury Regulations    13
Unitary/Combined Tax Report    52
Valuation Ceiling    21
Valuation Floor    21

v

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
BAKER HUGHES PRESSURE CONTROL LLC
This Amended and Restated Limited Liability Company Agreement of Baker Hughes Pressure Control LLC, a Delaware limited liability company, dated as of January 1, 2026 (the “Effective Date”), is adopted, executed, and agreed to, for good and valuable consideration, by and among (a) the Company (as defined below), (b) Cactus UK Holding Ltd., a United Kingdom private company limited by shares (the “Cobra Member”), and Baker Hughes Pressure Control Holdings LLC, a Delaware limited liability company (the “Bugatti Member,” and together with the Cobra Member, the “Initial Members”), (c) solely for purposes of Section 3.8(g), Section 3.19 and Section 3.21, Cactus, Inc., a Delaware corporation (the “Cobra Member Parent”), (d) solely for purposes of Section 3.19, Baker Hughes Company, a Delaware corporation (the “Bugatti Member Parent”), and (e) any other Persons (as defined below) who are hereafter admitted as Members (as defined below) of the Company.
WHEREAS, the Company was converted to a limited liability company under the Act on July 29, 2025 by the filing of the Certificate with the Secretary of State of the State of Delaware and the execution of a Limited Liability Company Agreement by the Bugatti Member (the “Original Agreement”);
WHEREAS, prior to the execution of this Agreement, the Bugatti Member and its Affiliates collectively have owned 100% of the equity interests of the Company since its formation;
WHEREAS, simultaneously with the execution of this Agreement, the Initial Members consummated the transactions contemplated by the Framework Agreement dated as of June 2, 2025, by and among the Company, the Cobra Member Parent and the Bugatti Member Parent (each as defined below) (the “Framework Agreement”), pursuant to which the Cobra Member acquired sixty five percent (65%) of the Membership Interests of the Company;
WHEREAS, the Members desire to enter into this Agreement to (a) amend and restate the Original Agreement in its entirety; (b) provide for the management and operation of the Company; and (c) set forth the rights and obligations of the Members in respect thereof; and
WHEREAS, contemporaneously with the entry into this Agreement and in connection with the consummation of the transactions contemplated by the Framework Agreement, the Company has entered into the other Transaction Documents (as defined below).
NOW, THEREFORE, the Members, by execution of this Agreement, hereby agree as follows:

ARTICLE 1
DEFINITIONS
1.1Definitions. As used in this Agreement, the following terms shall have the following respective meanings:
“Act” means the Delaware Limited Liability Company Act, as amended from time to time, and any successor to such statute.
“Adjusted Basis” has the meaning given such term in Section 1011 of the Code.
“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account at the end of any Fiscal Year or other taxable period of the Company, with the following adjustments:
(a)credit to such Capital Account any amount that such Member is obligated to restore under Treasury Regulations Section 1.704-1(b)(2)(ii)(c), as well as any addition thereto pursuant to the next to last sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) after taking into account thereunder any changes during such year in Company Minimum Gain and Member Minimum Gain; and
(b)debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).
The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
“Adjusted EBITDA” means the earnings before interest, taxes, depreciation, and amortization of the Company, as adjusted and calculated in accordance with Exhibit A attached hereto.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such Person. Notwithstanding the foregoing, for purposes of this Agreement, (a) no Member shall be considered an Affiliate of the Company or any of the Company’s Subsidiaries or investees and (b) no Member or its Affiliates shall be considered an Affiliate of any other Member or any of such other Member’s Affiliates.
“Affiliate Contract” means any contract, agreement, arrangement, understanding, or other transaction between the Company or a Subsidiary of the Company, on the one hand, and a Member or an Affiliate of a Member, on the other hand. For the avoidance of doubt, “Affiliate Contract” expressly includes the Transaction Documents (other than the Framework Agreement) and expressly excludes the Framework Agreement and this Agreement.
“Agreement” means this Amended and Restated Limited Liability Company Agreement, as it may be amended, supplemented, or otherwise modified from time to time in accordance with its terms.
“Approved Sale” means any transaction or a series of related transactions involving (a) the sale of all of the outstanding Membership Interests to an Independent Third Party, (b) a merger of the Company with an Independent Third Party, or (c) a sale of all or substantially all of the Assets, taken as a whole, to an Independent Third Party. For the avoidance of doubt, the exercise of the Exit Option is not an Approved Sale and is not subject to Section 6.13(a).

“Arm’s Length Affiliate Contract” means any Affiliate Contract (or series of related Affiliate Contracts) that is on arm’s length terms and in the ordinary course of business of the Company; provided, that in order for any Affiliate Contract that contemplates the provision of goods or services to the Company or its Subsidiaries to be deemed to be on arm’s length terms, the pricing terms must reflect the lower of (a) (i) competitive pricing not exceeding the price charged for similar goods or services by Independent Third Party suppliers that are licensed under the American Petroleum Institute’s Specification Q1 to produce products meeting the American Petroleum Institute’s Specification 6A, or (ii) in the case of goods or services that are not covered under American Petroleum Institute’s Specification 6A, competitive pricing not exceeding the price charged for similar goods or services by Independent Third Party suppliers, and (b) a profit margin (based on reasonable documented direct costs) of no more than 20%; and provided further, that the non-pricing terms shall be deemed to be arm’s length if such terms are not materially less favorable to the Company or its Subsidiaries than the legal terms contained in the Baker Hughes Commercial Agreement (as defined in the Framework Agreement).
“Assets” means the assets, properties and business, of every kind and description, held by the Company and its Subsidiaries, including (a) equity interests of the Subject Entities, and (b) the Business Assets and the assets held by the Subject Entities.
“Available Cash” means the amount of cash and cash equivalents of the Company and its Subsidiaries available for distribution to the Members, after provision for reasonable reserves, anticipated budgeted expenses and capital expenses sufficient for the Company and its Subsidiaries to conduct the Business, in each case as determined by the Board of Directors from time to time.
“Bankruptcy” (and its correlative terms) means, with respect to any Person, that (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary petition in bankruptcy; or (iii) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties; or (b) ninety (90) Days have passed after the commencement of any proceeding against such Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law, if the proceeding has not been dismissed, or sixty (60) Days have passed after the appointment, without such Person’s consent or acquiescence, of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties, if the appointment is not vacated or stayed, or sixty (60) Days have passed after the date of expiration of any such stay, if the appointment has not been vacated. The foregoing definition of “Bankruptcy” shall supersede and replace the definition of “Bankruptcy” contained in the Act.
“Bugatti Default” means the failure of the Bugatti Member or its Affiliate, as applicable, to cure a breach by it of this Agreement related to (a) any Transfer that is not in accordance with this Agreement, (b) an intentional and material breach of the Bugatti Member’s obligations under Section 3.13 (excluding Section 3.13(d)) which causes actual and material damages to the Company and its Subsidiaries, taken as a whole, or (c) to the extent the Bugatti Member elects to be a Lending Member in connection with a Loan Request, subsequent failure by the Bugatti Member to make any portion of the Member Loan required by such Loan Request on or prior to the applicable Loan Deadline (taking into account any extensions of such Loan Deadline that may otherwise be agreed to by the Board, the Members and/or the Company), in each case of clauses (a) through (c), within thirty (30) Days after the Bugatti Member’s receipt of written notice thereof from the Company or any other Member.
“Bugatti Member” has the meaning set forth in the preamble and includes any Transferee of the Bugatti Member that becomes a Member in accordance with Section 3.6.
“Business” has the meaning ascribed to such term in the Framework Agreement.

“Business Assets” has the meaning ascribed to such term in the Framework Agreement.
“Business Day” means any Day other than a Saturday, a Sunday, or a Day on which national banking associations located in the State of Texas are required or authorized by applicable Law to remain closed.
“Capital Account” means, with respect to any Member, the capital account maintained for each Member pursuant to Section 4.4.
“Capital Contribution” means, with respect to any Member, the dollar amount of any cash or cash equivalents and the initial Gross Asset Value of any property (other than cash) contributed to the Company by such Member. For the avoidance of doubt, (a) Member Loans shall not constitute Capital Contributions and (b) as of the date of this Agreement, the Cobra Member represents 65% of all Capital Contributions and the Bugatti Member represents 35% of all Capital Contributions.
“Cobra Default” means the failure of the Cobra Member or its Affiliate, as applicable, to cure a breach by it of this Agreement related to any Transfer that is not in accordance with this Agreement within thirty (30) Days after the Cobra Member’s receipt of written notice thereof from the Bugatti Member.
“Cobra Member” has the meaning set forth in the preamble and includes any Transferee of the Cobra Member that becomes a Member in accordance with Section 3.6.
“Cobra Support Service” means any service provided by the Cobra Member or its Affiliate to the Company or the Company’s Subsidiaries in respect of general and administrative functions shared by the Cobra Member or its Affiliate and the Company or the Company’s Subsidiaries, including human resources, legal, accounting and finance, in each case only to the extent such service (a) is necessary for the efficient operation of the Business (as reasonably determined in good faith by the Cobra Member) and is not otherwise provided by any employee of the Company or its Subsidiaries, and (b) was provided by the Bugatti Member or its Affiliates in respect of the Business during the twelve (12) months prior to the Effective Date and is not being provided by the Bugatti Member or its Affiliate under any agreement between the Bugatti Member or its Affiliate, on the one hand, and the Company or its Subsidiaries, on the other hand.
“Code” means the United States Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import.
“Company” means Baker Hughes Pressure Control LLC, a Delaware limited liability company (formerly known as Baker Hughes Pressure Control LP, a Texas limited partnership), or any successor Entity thereto contemplated by this Agreement.
“Company Minimum Gain” has the meaning of “partnership minimum gain” set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d). It is further understood that Company Minimum Gain shall be determined in a manner consistent with the rules of Treasury Regulations Section 1.704-2(b)(2), including the requirement that if the adjusted Gross Asset Value of property subject to one or more Nonrecourse Liabilities differs from its Adjusted Basis, Company Minimum Gain shall be determined with reference to such Gross Asset Value.
“Company Representative” has the meaning assigned to the term “partnership representative” in Section 6223 of the Code (and any Treasury Regulations or other administrative or judicial pronouncements promulgated thereunder) and any “designated individual,” if applicable, as defined in the Treasury Regulations promulgated thereunder (including, in each case, any similar capacity or role under relevant state or local Law).

“Confidential Information” means, collectively, all non-public, proprietary, or confidential documents, materials, data, and other information (whether oral, visual, written, electronic, or otherwise), whether or not marked or designated as “confidential” relating to the Company, the Assets, the Members, or their respective Affiliates (including its parent companies), including (a) that portion of any notes, analyses, reports, compilations, studies, interpretations, memoranda, or other documents prepared by the Bugatti Member or its Representatives that contain, reflect, or are based upon any other Confidential Information, and (b) the terms and provisions of this Agreement and the Transaction Documents (including the parties hereto and thereto). Notwithstanding the foregoing, Confidential Information does not include (i) information that is or becomes generally available to the public through no action on the part of the Bugatti Member or its Representatives in violation of this Agreement (including information that is available through subscription services), (ii) information that the Bugatti Member can demonstrate is independently developed or generated by the Bugatti Member or its Representatives without use of the Confidential Information, (iii) information that the Bugatti Member can demonstrate was already in its possession or the possession of any of its Representatives at the time of disclosure to it, or (iv) information that was received by the Bugatti Member or its Representatives from a third-party source if such source is not known to the Bugatti Member, after reasonable inquiry, to be bound by a contractual, legal, or fiduciary obligation of confidentiality or secrecy with respect to such information.
“Control” (and its correlative terms) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.
“Court” shall mean (a) any court established and functioning under the Laws of any nation or state, or any political subdivision thereof or (b) any arbitrator, arbitration panel or similar body.
“Creditable Non-U.S. Tax” means a non-U.S. tax paid or accrued for U.S. federal income tax purposes by the Company, in either case to the extent that such tax is eligible for credit under Section 901(a) of the Code. A non-U.S. tax is a Creditable Non-U.S. Tax for these purposes without regard to whether a Member receiving an allocation of such non-U.S. tax elects to claim a credit for such amount. This definition is intended to be consistent with the definition of “creditable foreign tax expenditures” in Treasury Regulations Section 1.704-1(b)(4)(viii)(b), and shall be interpreted consistently therewith.
“Current Cobra Wellhead Customers” means those Persons that, as of the Effective Date, (a) are wellhead customers of Cobra Member Parent or its Subsidiaries, including those indicated on Exhibit B and (b) are not wellhead customers of the Business.
“Day” means a calendar day.
“Depreciation” means, for each Fiscal Year or other taxable period of the Company, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an Asset for such Fiscal Year or other taxable period, except that (a) with respect to any such Asset the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d), Depreciation for such Fiscal Year or other taxable period shall be the amount of book basis recovered for such Fiscal Year or other taxable period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (b) with respect to any other such Asset the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes at the beginning of such Fiscal Year or other taxable period, (i) Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or other taxable period bears to such beginning Adjusted Basis, and (ii) if the Adjusted Basis for U.S. federal income tax purposes of an Asset at the beginning of such Fiscal Year or other taxable period is zero (0), Depreciation with respect to such Asset shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board of Directors and permitted by the Code and Treasury Regulations.
“Designating Member” means, with respect to a Director, the Member who has the right pursuant to Section 6.2 to elect and remove from office such Director.
“Director” means any individual appointed as a member of the Board of Directors as provided in Section 6.2, but such term does not include any individual who has ceased to be a member of the Board of Directors.
“Eligible Purchaser” means, subject to Section 3.3, any Member holding Percentage Interest, in each case, that certifies to the Company’s reasonable satisfaction that such holder is an “accredited investor” as defined in Regulation D promulgated under the Securities Act; provided, however, that if the Bugatti Member is in Bugatti Default, it shall not be an Eligible Purchaser for so long as the Bugatti Member is in Bugatti Default.
“Emergency Event” means the Board has determined in good faith that (a) there is an imminent situation which would, unless remedied, (i) reasonably be expected to result in the imposition of criminal or material civil sanctions against the Company or any of its Subsidiaries pursuant to applicable Law, (ii) reasonably be expected to result in the Company or any of its Subsidiaries being unable to perform any monetary obligation thereof toward any Person other than a Member or an Affiliate of a Member the failure of which would reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole, unless such inability is reasonably expected to be temporary, or (iii) reasonably be likely to result in injury or death to any individual or any material damage to or material destruction of the environment or of any of the Company’s or any of its Subsidiaries’ material assets, or (b) a Market Event has occurred or is imminent.
“Entity” means a corporation, limited liability company, venture, partnership (general or limited), trust, unincorporated organization, association, or other entity.
“Fair Market Value” means the value of any specified interest or property, which shall not in any event be less than zero (0), that would be obtained in an arms-length transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, and without regard to the particular circumstances of the buyer or seller. Fair Market Value shall be determined in accordance with Section 3.16.
“Fiscal Year” means the fiscal year of the Company, which shall end on December 31 of each calendar year unless, for U.S. federal income tax purposes, another fiscal year is required. The Company shall have the same fiscal year for U.S. federal income tax purposes and for accounting purposes.
“GAAP” means the generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied.
“Governmental Authority” means any foreign, domestic, federal, territorial, provincial, state or local governmental authority, instrumentality, Court, or any government-owned or government-controlled company, political party or any political or other subdivision, department or branch of any of the foregoing.

“Gross Asset Value” means, with respect to any Asset, the Asset’s Adjusted Basis for U.S. federal income tax purposes, except as follows:
(a)the initial Gross Asset Value of any Asset contributed by a Member to the Company shall be the gross Fair Market Value of such Asset as of the date of such contribution;
(b)the Gross Asset Values of all Assets shall be adjusted to equal their respective gross Fair Market Values as of the following times: (i) the acquisition of an interest (or additional interest) in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution to the Company or in exchange for the performance of more than a de minimis amount of services to or for the benefit of the Company; (ii) the distribution by the Company to a Member of more than a de minimis amount of Assets as consideration for an interest in the Company; (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g)(1); (iv) the acquisition of an interest in the Company by any new or existing Member upon the exercise of a noncompensatory option in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); or (v) any other event to the extent determined by the Board of Directors to be permitted and necessary or appropriate to properly reflect Gross Asset Values in accordance with the standards set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(q); provided, however, that adjustments pursuant to clauses (i), (ii) and (iv) above shall be made only if the Board of Directors reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company. If any noncompensatory options are outstanding upon the occurrence of an event described in clauses (i) through (v) of this paragraph (b), the Company shall adjust the Gross Asset Values of its Assets in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2);
(c)the Gross Asset Value of any Asset distributed to any Member shall be adjusted to equal the gross Fair Market Value of such Asset on the date of such distribution;
(d)the Gross Asset Values of the Assets shall be increased (or decreased) to reflect any adjustments to the Adjusted Basis of such Assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subsection (f) in the definition of “Profits” or “Losses” or Section 5.2(h); provided, however, that the Gross Asset Value of an Asset shall not be adjusted pursuant to this subsection to the extent the Board of Directors determines that an adjustment pursuant to subsection (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d); and
(e)if the Gross Asset Value of an Asset has been determined or adjusted pursuant to subsections (a), (b) or (d) of this definition of Gross Asset Value, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Asset for purposes of computing Profits, Losses and other items allocated pursuant to Article 5.
“Indemnitee” means any Person who is or at any time immediately after the Effective Date was (a) an Officer, Director, employee, Member, manager, agent, or trustee of the Company, (b) an officer or director, employee, member, partner, manager, agent, or trustee of any of the Company’s Affiliates, (c) serving at the request of the Company or any of its Affiliates as a director, officer, employee, member, partner, manager, agent, or trustee of another Person, (d) serving as Company Representative, (e) a Member or a Person who is or at any time immediately after the Effective Date was an officer or director, employee, member, partner, manager, agent, trustee or equityholder of such Member, in the case of each of the foregoing clause (a) through (f), in their capacities as such; provided, that, for the avoidance of doubt, no Member or its Affiliate that is party to a contract with the Company or its Affiliates or the other

Member or its Affiliates shall be an Indemnitee in such Member’s or its Affiliate’s capacity as a counterparty in such contract.
“Independent Third Party” means any Person that, immediately prior to the contemplated transaction, is not an Affiliate of any Member or the Company and is not a Member.
“Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation (including the Treasury Regulations), rule, ordinance, order, or decree of a Governmental Authority.
“Liabilities” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.
“Majority Approval” means, with respect to any matter submitted for the vote or consent of the Board of Directors, the affirmative vote or consent of more than fifty percent (50%) of the total voting power of the Board of Directors as then composed in accordance with Section 6.4(b); provided, however, that if the Bugatti Member is in Bugatti Default, the Directors entitled to vote on such matter shall only consist of the Cobra Directors.
“Market Event” means a general downturn in the oil and gas industry in or affecting the jurisdictions in which the Company or its Affiliates operate, the effects of which would reasonably be expected to materially and adversely affect the economic or operational performance or overall profitability of the Company or its Affiliates for longer than ninety (90) days if the Company were to continue operating in the ordinary course without taking mitigating actions to maintain economic or operational performance or overall profitability.
“Member” means the Initial Members and any other Person hereafter admitted to the Company as a new Member or Substituted Member of the Company as provided in this Agreement, but does not include any Person who has ceased to be a member of the Company.
“Member Minimum Gain” has the meaning ascribed to “partner nonrecourse debt minimum gain” set forth in Treasury Regulations Section 1.704-2(i). It is further understood that the determination of Member Minimum Gain and the net increase or decrease in Member Minimum Gain shall be made in the same manner as required for such determination of Company Minimum Gain under Treasury Regulations Sections 1.704-2(d) and 1.704-2(g)(3).
“Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” set forth in Treasury Regulation Section 1.704-2(b)(4).
“Member Nonrecourse Deduction” has the meaning of “partner nonrecourse deductions” set forth in Treasury Regulation Sections 1.704-2(i)(1) and 1.704-2(i)(2).
“Membership Interests” means a limited liability company interest (as such term is defined in the Act) of a Member, including the right to receive distributions from the Company, together with all other rights, benefits, and privileges enjoyed by the Member (under the Act, the Certificate, this Agreement, or otherwise) in its capacity as a Member, including the right to vote, consent, and approve, and all obligations, duties, and liabilities imposed on the Member (under the Act, the Certificate, this Agreement, or otherwise) in its capacity as a Member, which limited liability company interest is expressed as a Percentage Interest.
“Nonrecourse Deductions” has the meaning assigned that term in Treasury Regulations Section 1.704-2(b), and the amount of Nonrecourse Deductions for a taxable year of the

Company shall be determined according to the provisions of Treasury Regulations Section 1.704-2(c).
“Nonrecourse Liability”  is defined in Treasury Regulations Section 1.704-2(b)(3).
“Officer” means any individual duly appointed as an officer of the Company as provided in Section 6.7, but such term does not include any Person who has ceased to be an officer of the Company.
“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, as amended, together with any final or temporary Treasury Regulations, Revenue Rulings, and case law interpreting Sections 6221 through 6241 of the Code, as amended (and any analogous provision of state or local tax Law).
“Percentage Interest” means, with respect to a Member, (a) the aggregate amount of Capital Contributions made by such Member (together with such Member’s predecessors in interest) divided by (b) the aggregate amount of Capital Contributions made by all Members. The Percentage Interest of a Member shall be adjusted from time to time as provided in this Agreement, including in connection with any Transfer consummated in accordance with this Agreement.
“Permitted Affiliate” means (a) in the case of the Cobra Member, any Person that is a wholly-owned and controlled Affiliate of the Cobra Member Parent or (b) in the case of the Bugatti Member, any Person that is a wholly-owned and controlled Affiliate of the Bugatti Member Parent.
“Permitted Transfer” means any Transfer (a) by any Member of all, but not less than all, of such Member’s Membership Interests to any Permitted Affiliate of such Member, other than a Permitted Affiliate formed (i) primarily for the purpose of effecting the indirect Transfer of economic or beneficial ownership of Membership Interests to any Person who is not a Permitted Affiliate of such Member or (ii) for the purpose or having the effect of circumventing the restrictions on Transfers set forth in this Agreement (a Transferee permitted pursuant to Section 3.6 who receives a Transfer in compliance with this Agreement shall be referred to herein as a “Permitted Transferee”), (b) by the Bugatti Member of all of its Membership Interests to an Independent Third Party, in the event of a sale of all or substantially all of the Bugatti Member’s Oilfield Services and Equipment reporting segment or its subsea solutions business (either such business being the “Divested Business”) to such Independent Third Party, or (c) resulting from a reorganization and spinoff of the Divested Business to the stockholders of Bugatti Member Parent resulting in the Divested Business becoming a standalone public company (such standalone public company, “SpinCo”); provided, that in the case of clauses (b) or (c), as a condition to such Transfer, the Bugatti Member has caused the Independent Third Party or SpinCo, as applicable, to assume all rights and obligations of the Bugatti Member under this Agreement.
“Person” means a natural person, an Entity, or a Governmental Authority.
“Pre-Closing Transactions” has the meaning ascribed to such term in the Framework Agreement.
“Prime Rate” means, on any date of determination, a rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

“Profits” or “Losses” means, for each Fiscal Year or other taxable period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):
(f)any income or gain of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;
(g)any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;
(h)in the event the Gross Asset Value of any Asset is adjusted pursuant to subsection (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the Asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the Asset) from the disposition of such Asset and shall, except to the extent allocated pursuant to Section 5.2, be taken into account for purposes of computing Profits or Losses;
(i)gain or loss resulting from any disposition of any Assets with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed with reference to the Gross Asset Value of the Asset disposed of, notwithstanding that the Adjusted Basis of such Asset differs from its Gross Asset Value;
(j)in lieu of the Depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation;
(k)to the extent an adjustment to the Adjusted Basis of any Asset pursuant to Code Section 734(b), pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s Membership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the Asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such Asset and shall be taken into account for purposes of computing Profits or Losses; and
(l)any items of income, gain, loss or deduction which are specifically allocated pursuant to the provisions of Section 5.2 shall not be taken into account in computing Profits or Losses for any taxable year of the Company, but such items available to be specially allocated pursuant to Section 5.2 will be determined by applying rules analogous to those set forth in subparagraphs (a) through (f) above.
“Related Party Activity” means (a) the entry into or termination, amendment, or modification of any Affiliate Contract (other than an Arm’s Length Affiliate Contract, unless any such amendment or modification of such Arm’s Length Affiliate Contract would result in such contract ceasing to be an Arm’s Length Affiliate Contract), and (b) the enforcement of (or causing the enforcement of) the rights of the Company or any of its Subsidiaries under any Affiliate Contract; provided, however, that (i) the issuance of any New Interests or New Debt made in accordance with Section 3.3, the terms thereof and the exercise of rights thereunder, and any amendments to this Agreement entered into in connection therewith, (ii) any Member Loans requested by a Loan Request in accordance with Section 4.2, the terms thereof and the exercise of rights thereunder, and (iii) the provision of the Cobra Support Services and payment therefor, shall, in the case of each of the foregoing clause (i), (ii) and (iii), not be deemed a Related Party Activity.
“Representatives” means, with respect to any Person, such Person’s Affiliates, and such Person’s and its Affiliates’ directors, officers, employees, partners, equity holders, agents, consultants, contractors, subcontractors, potential financing sources, bankers, legal or financial advisors, or other advisors, or those of its Affiliates and/or joint venturers.
“Sale of Cobra” shall mean any one or more of the following: (a) the acquisition by any Independent Third Party or “group” (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended), by way of sale, transfer or other acquisition, of all or substantially all of the assets or properties of the Cobra Member Parent or any successor thereto; or (b) the acquisition by any Independent Third Party or “group” (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of a majority of the equity securities of the Cobra Member Parent or any successor thereto (whether by merger, consolidation or otherwise).
“SEC” means the United States Securities Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Security Interest” means any security interest, lien, mortgage, encumbrance, hypothecation, pledge, or other obligation, whether created by operation of Law or otherwise, created by any Person in any of its property or rights.
“Subject Entities” has the meaning ascribed to such term in the Framework Agreement.
“Subsidiary” of a Person means any other Person of which (a) fifty percent (50%) or more of the voting power represented by the outstanding capital stock or other voting securities or interests having voting power under ordinary circumstances to elect directors or similar members of the governing body of such Person or (b) fifty percent (50%) or more of the equity interests in such Person shall at the time be owned or Controlled, directly or indirectly, by such other Person and/or by one or more of its Subsidiaries.
“Substituted Member” means a Person who is admitted as a Member of the Company, at such time as such Person has complied with the requirements of Section 3.12, in place of and with all the rights and obligations of the Member making the Transfer with respect to the Membership Interests so Transferred and who is shown as a Member on the books and records of the Company.
“Supermajority Approval” means, with respect to any matter submitted for the vote or consent of the Board of Directors, the affirmative vote or consent of more than seventy-five percent (75%) of the total voting power of the Board of Directors as then composed in accordance with Section 6.4(b), including at least one Bugatti Director; provided, however, that if the Bugatti Member is in Bugatti Default, the Directors entitled to vote on such matter shall only consist of the Cobra Directors.
“Territory” means anywhere in any country (a) in which any of the Company or its Subsidiaries conducts material business or has customers, or has actively planned to engage in business or have customers, in each case at any time while the Members owned any Membership Interests, including, for the avoidance of doubt, the countries listed on Exhibit D and (b) listed on Exhibit E.

“Transaction Documents” has the meaning ascribed to such term in the Framework Agreement.
“Transfer” or “Transferred” means, with respect to any Membership Interests, a direct or indirect (through any number of intermediary holding companies where (a) in the case of the Cobra Member, the Cobra Member ceases to be a wholly-owned and controlled Affiliate (directly or indirectly) of the Cobra Member Parent or (b) in the case of the Bugatti Member, the Bugatti Member ceases to be a wholly-owned and controlled Affiliate (directly or indirectly) of the Bugatti Member Parent), voluntary or involuntary sale (including a division, a merger or consolidation), assignment, transfer, conveyance, exchange, devise, gift, or any other alienation (in each case, with or without consideration) of any rights, interests, or obligations with respect to all or any portion of such Membership Interests; provided, however, that Section 3.7 shall govern the granting of Security Interests and any foreclosure thereon, acceptance of an assignment thereof or enforcement action related thereto; provided further, that changes in ownership of the Cobra Member Parent or the Bugatti Member Parent shall not be deemed Transfers.
“Transferee” means a Person who receives a Member’s Membership Interests through a Transfer in accordance with this Agreement.
“Treasury Regulations” means pronouncements, as amended from time to time, or their successor pronouncements, which clarify, interpret and apply the provisions of the Code, and which are designated as “Treasury Regulations” by the United States Department of the Treasury.
1.2Construction. The headings and captions herein are inserted for convenience of reference only and are not intended to govern, limit, or aid in the construction of any term or provision hereof. It is the intention of the Members that every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member (notwithstanding any rule of Law requiring an agreement to be strictly construed against the drafting Member), it being understood that the Members are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement. Further, unless the context requires otherwise:
(a)terms defined in Section 1.1 or elsewhere in this Agreement have the meanings assigned to them in that Section for purposes of this Agreement;
(b)the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine, and neuter;
(c)references to Articles and Sections (other than in connection with the Code, other Law, the Treasury Regulations or the Act) refer to Articles and Sections, respectively, of this Agreement unless otherwise indicated by the context thereof;
(d)the words “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular Article or Section;
(e)“include,” “includes,” and “including” mean “include, without limitation,” “includes, without limitation,” and “including, without limitation,” respectively;
(f)terms defined herein include the plural as well as the singular;
(g)all references to Exhibits are to Exhibits attached to this Agreement, each of which is made a part of this Agreement for all purposes;

(h)“or” is not exclusive; and
(i)whenever any action must be taken hereunder on or by a Day that is not a Business Day, then such action may be validly taken on or by the next Day that is a Business Day.
ARTICLE 2
ORGANIZATION
2.1Organization. The Company was formed as a Delaware limited liability company by the filing of the Certificate of Formation of the Company (the “Certificate”) in the office of the Secretary of State of the State of Delaware pursuant to the Act on July 29, 2025. The Members desire to continue the Company for the purposes and upon the terms and conditions hereinafter set forth. Except as provided herein, the rights, duties, and liabilities of each Member shall be as provided in the Act.
2.2Business. The Company is engaged in the Business.
2.3Name. The name of the Company is “Baker Hughes Pressure Control LLC”, and all Company business must be conducted in that name or such other names that comply with Law and as the Board of Directors may select in accordance with the terms of this Agreement.
2.4Registered Office; Registered Agent; Principal Office; Other Offices.
(a)The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the registered agent for service of process named in the Certificate or such other office (which need not be a place of business of the Company) as the Board of Directors may designate in the manner provided by Law and pursuant to the terms of this Agreement.
(b)The registered agent for service of process of the Company in the State of Delaware shall be the registered agent for service of process named in the Certificate or such other Person or Persons as the Board of Directors may designate in the manner provided by Law and pursuant to the terms of this Agreement.
(c)The principal office of the Company in the United States shall be located at 920 Memorial City Way, Suite 300, Houston TX 770204, or such other place as the Board of Directors, in accordance with the terms of this Agreement, may from time to time designate, which need not be in the State of Delaware. The Company may have such other offices as the Board of Directors may designate.
2.5Purpose; Powers. The purposes of the Company shall be to conduct any and all lawful activities that may be conducted by a limited liability company under the Laws of the State of Delaware. The Company shall possess and may exercise all such powers and privileges granted by the Act, by any other Law, or by this Agreement, and any powers incidental thereto as are necessary or convenient to the conduct, promotion, or attainment of the foregoing purposes of the Company. Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by law to a limited liability company organized under the laws of the State of Delaware.
2.6Foreign Qualification. Prior to the Company’s conducting of business in any jurisdiction other than the State of Delaware, the Board of Directors shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Board of Directors, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction.
2.7Term. The term of the Company as a Delaware limited liability company commenced on the date of the filing of the Certificate in the office of the Secretary of State of the State of Delaware, and the Company’s existence shall be perpetual, unless and until the Company is dissolved in accordance with Article 9.
2.8No State Law Partnership. No provision of this Agreement shall be interpreted so as to deem or construe the Company as a partnership (including a limited partnership) or joint venture or any Member as a partner or joint venturer of any other Member for any purposes other than U.S. federal and applicable state and local income tax purposes, and the Company and each Member shall file all income tax returns and shall otherwise take all applicable tax and financial reporting positions in a manner consistent with such treatment.
2.9Title to Company Assets. Title to the Assets, whether real, personal, or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an Entity, and no Member, Director, or Officer, individually or collectively, shall have any ownership interest in the Assets or any portion thereof.
2.10No Liability. No Member will have any liability for any obligations or liabilities of the Company, whether such liabilities arise in contract, tort, or otherwise, except to the extent that any such liabilities or obligations are expressly assumed in writing by such Member.
2.11Mergers and Exchanges. Except as otherwise provided in this Agreement or prohibited by Law, but subject to approval by the Board of Directors as provided herein, the Company may be a party to any merger, share exchange, consolidation, exchange, or acquisition or any other type of reorganization.
2.12Competitive Activities.
(a)Except as otherwise provided in Section 3.19, no Member or other Indemnitee, or any of their respective Subsidiaries, Affiliates, or equity investees, shall be expressly or implicitly restricted or proscribed pursuant to this Agreement, by Law, or otherwise, from engaging in other activities for profit, including any business or activity engaged in by the Company, any Member, or any of their respective Subsidiaries, Affiliates, or equity investees or anticipated to be engaged in by the Company, any Member or any of their respective Subsidiaries, Affiliates, or equity investees. Without limitation of the foregoing, (a) nothing in this Agreement shall be construed to require any Director to manage the Company or any of its Subsidiaries, Affiliates, or equity investees as his or her exclusive function, (b) nothing in this Agreement shall be construed to require any Officer to serve as an officer of the Company or any of its Subsidiaries, Affiliates, or equity investees as his or her exclusive function, (c) any Director or Officer may also be a director or officer of the Company’s Subsidiaries, the Members, or any of the Members’ Affiliates, Subsidiaries or equity investees, and (d) except as otherwise provided in Section 3.19, each Member, other Indemnitee, and their respective Subsidiaries, Affiliates, and equity investees shall have the right to engage in businesses of every type and description and to engage in and possess an interest in other business ventures of any and every type or description, independently or with others, including business interests and activities which may be in direct competition with the Company, any Member, or any of their respective Subsidiaries, Affiliates, or equity investees, and none of the same shall be deemed wrongful or improper or shall breach any duty, express or implied, to the Company, any Member, or any of their respective Subsidiaries, Affiliates, or equity investees. None of the Company, the Members, or any other Person shall have any rights by virtue of this Agreement or the relationship created hereby, by Law, or otherwise, in any business ventures any Member, any other Indemnitee or any of their respective Subsidiaries, Affiliates, or equity investees, or to the income or proceeds derived therefrom, and such Members, other Indemnitees and their respective Subsidiaries, Affiliates, and equity investees shall have no obligation to offer any interest in any such business ventures to the Company, any Member, or any of their respective Subsidiaries, Affiliates, or equity investees or any other Person. The legal doctrines of “corporate opportunity,” “business opportunity,” and similar doctrines will not apply to any Member, any other Indemnitee or any of their respective Subsidiaries, Affiliates, or equity investees or any of their respective business ventures.
(b)Section 2.12(a) shall not in any way affect, limit or modify any Liabilities of any Person under any Transaction Documents or any pre-existing employment agreement, consulting agreement, confidentiality agreement, noncompete agreement, restrictive covenant agreement, or any similar agreement with the Company or any of its Subsidiaries.
2.13No Power to Bind Company or Other Members. A Member or Affiliate of a Member may not take any action purporting to bind the Company, any other Member, or their respective Affiliates, except as expressly provided in this Agreement. None of the Members is an agent, employee, contractor, vendor, representative or, (except for tax purposes) partner of any other Member or its Affiliates by virtue of its execution of this Agreement, and a Member may not hold itself out as such.
ARTICLE 3
MEMBERS; CERTIFICATES; ISSUANCE AND TRANSFER OF MEMBERSHIP INTERESTS
3.1Members. The number of Members of the Company shall never be fewer than one (1). The Members as of the Effective Date are the Initial Members. Additional Members may be admitted to the Company either as additional Members or Substituted Members only as provided in Section 3.12.
3.2Membership Interests; Percentage Interests. Subject to Section 3.3, the Board of Directors may cause the Company to create and issue New Interests to any Member or other Person. The Membership Interests shall comprise a single class, and the Members shall vote in accordance with their respective Percentage Interest with respect to any matter submitted for the vote or consent of the Members. The Percentage Interest held by each Member is set forth on Exhibit F hereto, which exhibit shall be amended or supplemented by the Board of Directors as required to reflect changes and adjustments made from time to time in accordance with the terms of this Agreement.
3.3Pre-Emptive Rights.
(a)The Company shall only issue equity interests, including any convertible instruments, options, or warrants, in the Company or its Subsidiaries (collectively, the “New Interests”), including any Excluded Issuance described in clause (i) of the definition of Excluded Issuance, with Supermajority Approval and the prior written consent of each Member. Subject to the immediately preceding sentence, prior to the Company or its Subsidiaries issuing, other than through an Excluded Issuance, (y) any New Interests or (z) indebtedness for borrowed money (excluding, for the avoidance of doubt, any trade account payables) (“New Debt”), in each case, to a proposed purchaser or lender (as applicable), which may be a Member or its Affiliates or any other Person (the “Proposed Purchaser”), each Eligible Purchaser shall have the right to purchase the New Interests or aggregate principal amount of the New Debt, as the case may be, as provided in this Section 3.3. “Excluded Issuance” means the issuances by the Company or its Subsidiaries of, and, for the avoidance of doubt, subject to Super Majority Approval and the prior written consent of each Member in accordance with this Section 3.3(a), (i) any New Interests: (A) to any Person that is not a Member or an Affiliate thereof as consideration in any acquisition or other strategic transaction (such as a joint venture, marketing or distribution arrangement, or participation or development arrangement) approved by the Board of Directors in accordance with this Agreement; (B) that constitute profits interests, incentive interests or other similar interests issued to a Director, Officer, employee or another service provider of the Company or its Subsidiaries and that is approved by the Board of Directors as provided in Section 6.13(m); (C) issued in connection with any split, distribution, merger, recapitalization or other reorganization of the Company; (D) to any lender in connection with any debt financing approved by the Board of Directors in accordance with this Agreement; or (E) issuable upon the conversion or exercise of rights in respect of any other equity interests issued by the Company or its Subsidiaries in accordance with, and subject to the terms of, this Agreement, (ii) any Member Loans requested by a Loan Request in accordance with Section 4.2, or (iii) intercompany indebtedness among the Company and its Subsidiaries which, for the avoidance of doubt, shall exclude any issuances by the Company or any of its Subsidiaries of any New Interests unless such New Interests are issued by a Subsidiary of the Company entirely to the Company or a Subsidiary of the Company.
(b)The Company shall give each Eligible Purchaser at least ten (10) Business Days’ prior notice (the “Pre-emptive Notice”) of any proposed issuance of New Interests or New Debt, which notice shall set forth in reasonable detail the proposed terms and conditions thereof and shall offer to each Eligible Purchaser the opportunity to purchase its Percentage Interest (as of the date of such notice) of the New Interests or New Debt at the same price, on the same terms and conditions and at the same time as the New Interests or New Debt are proposed to be issued by the Company or its Subsidiary, as applicable. If any Eligible Purchaser wishes to exercise its preemptive rights granted under this Section 3.3, it must do so by delivering an irrevocable written notice to the Company within five (5) Business Days after delivery of the Pre-emptive Notice by the Company (the “Election Period”), which notice shall state the dollar amount of New Interests or New Debt such Eligible Purchaser (each a “Requesting Purchaser”) would like to purchase up to a maximum amount equal to such Eligible Purchaser’s Percentage Interest of the total offering amount plus the additional dollar amount of New Interests or New Debt such Requesting Purchaser would like to purchase in excess of its Percentage Interest, if any, if other Eligible Purchasers do not elect to purchase their entire Percentage Interest of the New Interests or New Debt.
(c)If not all of the New Interests or New Debt are subscribed for by the Eligible Purchasers, the Company or its Subsidiary, as applicable, shall have the right, but shall not be required, to issue and sell the unsubscribed portion of the New Interests or New Debt to the Proposed Purchaser, in each case, at any time during the ninety (90) Days following the termination of the Election Period pursuant to the same terms and conditions set forth in the Pre-emptive Notice. The Board of Directors may, in its reasonable discretion, impose such other reasonable and customary terms and procedures such as setting a closing date and requiring customary closing deliveries in connection with any pre-emptive rights offering. In the event any Eligible Purchaser refuses to purchase offered New Interests or New Debt for which it subscribed pursuant to the exercise of pre-emptive rights granted thereto under this Section 3.3, in addition to any other rights the Company may be permitted to enforce at law or in equity, such Eligible Purchaser and any Transferee of such Eligible Purchaser permitted by this Agreement shall not be considered an Eligible Purchaser for any future rights granted under this Section 3.3 unless the Board of Directors expressly designates such Person as an Eligible Purchaser (which the Board of Directors, in its sole discretion, may do on an offer-by-offer basis or not at all).
3.4Representations and Warranties. Each Member hereby represents and warrants to the Company and each other Member that (a) it is duly formed, validly existing, and (if applicable) in good standing under the Laws of the state of its formation, and if required by Law is duly qualified to do business and (if applicable) is in good standing in the jurisdiction of its principal place of business (if not formed therein); (b) it has full corporate, limited liability company, partnership, trust, or other applicable power and authority to execute and deliver this

Agreement and to perform its obligations hereunder and all necessary actions by its board of directors, shareholders, managers, members, partners, trustees, beneficiaries, or other Persons necessary for the due authorization, execution, delivery, and performance of this Agreement by that Member have been duly taken; (c) it has duly executed and delivered this Agreement, and this Agreement is enforceable against such Member in accordance with its terms, subject to bankruptcy, moratorium, insolvency, and other Laws generally affecting creditors’ rights and general principles of equity (whether applied in a proceeding in a court of Law or equity); (d) its authorization, execution, delivery, and performance of this Agreement does not conflict with any material obligation under any other material agreement or arrangement to which that Member is a party or by which it is bound; and (e) it (i) is able to bear the economic risks of its investment in the Company and has (or its parent has) a sufficient net worth to sustain a loss of its entire investment in the Company in the event such loss should occur, (ii) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company, (iii) is an “accredited investor” as defined under Regulation D of the Securities Act, and (iv) understands and agrees that its Membership Interests shall not be sold, pledged, hypothecated, or otherwise Transferred except in accordance with the terms of this Agreement and pursuant to an applicable exemption from registration under the Securities Act and other applicable securities Laws.
3.5Restrictions on Transfer. No Member may Transfer any Membership Interests unless (a) such Transfer is permitted under Section 3.6 or (b) such Transfer is in accordance with Section 3.8. Any purported Transfer in contravention of this Section 3.5 shall be null and void ab initio, and the Company shall not recognize any such Transfer.
3.6Permitted Transfers. A Member may Transfer its Membership Interests if such Transfer is (a) a Permitted Transfer; provided, that each Permitted Transferee shall, and the applicable Transferring Member shall cause such Permitted Transferee to, Transfer back to such Member (or to another Permitted Transferee of such Member) the Membership Interests it owns if such Transferee at any time after such Transfer ceases to be a Permitted Transferee of such Member, or (b) approved by the other Member, which approval may be withheld or conditioned in the other Member’s sole discretion.
3.7Security Interest. Notwithstanding anything in this Agreement to the contrary, the Cobra Member or its Affiliates may, with prior written notice to the Bugatti Member, permit a Security Interest on any of the Cobra Member’s Membership Interests or on the equity interests in the Cobra Member or its Affiliates without any consent or approval of the Board of Directors or any other Member if such Security Interest is required by the Cobra Member Parent’s existing senior credit facility (or a replacement senior credit facility) and in favor of such credit facility’s third party financial institution to secure indebtedness for borrowed money that is also secured by some or all of the Cobra Member’s or its Affiliates’ other assets. If the Cobra Member permits or grants any Security Interest on its Membership Interests or any Security Interest is permitted or granted on the equity interests in the Cobra Member or its Affiliates in accordance with this Section 3.7, then the occurrence of a foreclosure, acceptance of an assignment in lieu of foreclosure, or any other enforcement action involving the Transfer of all or any portion of the Membership Interests or other equity interests subject to the Security Interest and the subsequent sale by the creditor thereof (whether by public auction, private sale or otherwise) shall not be deemed to be a proposed Transfer of Membership Interests or such other equity interests subject to the Security Interest and shall not be restricted by this Agreement; provided, however, that (a) any Transfer as a result of a foreclosure or other enforcement action pursuant to this Section 3.7 shall require the subsequent creditor to assume all rights and obligations in this Agreement, including all obligations to effect the Exit Option as set forth in Section 3.8; and (b) the Cobra Member and the Company shall provide prior written notice to the Bugatti Member of any such Transfer pursuant to this Section 3.7.

3.8Exit Option; Guaranty.
(a)At any time from and after the second (2nd) anniversary of the Effective Date: (i) the Bugatti Member shall have the right to sell to either the Company or the Cobra Member (as determined by the Cobra Member in its sole discretion) all, but not less than all, of the Bugatti Member’s Membership Interests (the “Exit Interests”), and the Company and the Cobra Member, as applicable, shall have the obligation to purchase from the Bugatti Member the Exit Interests (the “Put Right”); and (ii) the Cobra Member shall have the right to purchase or cause the Company to purchase from the Bugatti Member (as determined by the Cobra Member in its sole discretion), and the Bugatti Member shall have the obligation to sell to the Company or the Cobra Member, as applicable, the Exit Interests (the “Call Option”, and together with the Put Right, the “Exit Option”), in each case pursuant to the terms and subject to the conditions set forth in this Section 3.8. Notwithstanding the foregoing the Cobra Member may exercise the Call Option prior to the second (2nd) anniversary of the Effective Date, (A) at any time during a Bugatti Default Period pursuant to Section 3.17, and (B) if the Bugatti Member desires to undertake a Permitted Transfer described in clauses (b) or (c) of the definition of Permitted Transfer (a “Bugatti Business Divestiture”), within sixty (60) days following the date on which the Bugatti Member provides written notice to the Cobra Member of such Bugatti Business Divestiture, which notice the Bugatti Member shall provide to the Cobra Member as promptly as is reasonably practicable following execution of definitive agreements to effect such transaction (the events underlying foregoing clause (A) and (B), each a “Cobra Accelerated Option Event”). Notwithstanding the foregoing the Bugatti Member may exercise the Put Right prior to the second (2nd) anniversary of the Effective Date, (A) at any time during a Cobra Default Period pursuant to Section 3.17, and (B) if the Cobra Member or Cobra Member Parent desires to undertake a Sale of Cobra, within sixty (60) days following the date on which the Cobra Member provides written notice to the Bugatti Member of such Sale of Cobra, which notice the Cobra Member shall provide to the Bugatti Member as promptly as is reasonably practicable following execution of definitive agreements to effect such transaction (the events underlying foregoing clause (A) and (B), each a “Bugatti Accelerated Put Event”).
(b)If the Bugatti Member desires to exercise the Put Right, or if the Cobra Member desires to exercise the Call Option, then, in either case, the Bugatti Member or the Cobra Member, as applicable, shall deliver written notice thereof (an “Exit Notice”) to the other Members and the Company, which Exit Notice shall constitute an unconditional and irrevocable election to sell or purchase, as applicable, the Exit Interests for an amount in cash equal to the Exit Price.
(c)The purchase price for the purchase and sale of the Exit Interests pursuant to the Exit Option (the “Exit Price”) shall be an amount in cash equal to: (i) (A) the Percentage Interest represented by the Exit Interests multiplied by (B) an amount equal to the product of (x) six (6) and (y) the Adjusted EBITDA for the twelve (12)-month period ending on the calendar quarter end immediately preceding the month in which the Exit Notice is delivered (such product of clauses (x) and (y), the “Company Valuation”) minus (ii) the aggregate amount of any cash distributions received by the Bugatti Member prior to the consummation of the closing of the Transfer of the Exit Interests pursuant to the exercise of the Exit Option plus (iii) 35% of the Closing Cash Amount (as defined in the Framework Agreement) as finally determined in accordance with Section 3.6 of the Framework Agreement, minus (iv) an amount equal to the Deferred Payment (as defined in the Framework Agreement), minus (v) an amount equal to (A) the 2024 Saudi JV Dividend (as defined in the Framework Agreement) if not accounted for in the determination of the Deferred Payment pursuant to Section 3.4(b) of the Framework Agreement, plus (B) the 2025 Saudi JV Dividend (as defined in the Framework Agreement) if not accounted for in the determination of the Deferred Payment pursuant to Section 3.4(b) of the Framework Agreement, plus (C) in the event that the Closing Date (as defined in the Framework Agreement) occurs in calendar year 2026, the 2026 Saudi JV Dividend (as defined in the Framework

Agreement), plus (vi) $1,000,000. All outstanding Member Loans made by the Bugatti Member to the Company pursuant to Section 4.2 shall be repaid in full at the closing of the Transfer of the Exit Interests pursuant to the exercise of the Exit Option. Notwithstanding the foregoing, (x) if the Call Option is exercised by the Cobra Member, then the Company Valuation shall not be less than $530,000,000 (the “Valuation Floor”) nor greater than $660,000,000 (the “Valuation Ceiling”) and (y) if the Put Right is exercised by the Bugatti Member, then the Company Valuation shall not be greater than the Valuation Ceiling; provided, that if the Call Option is exercised by the Cobra Member following a Cobra Accelerated Option Event, then the Company Valuation shall be equal to the Valuation Floor; provided, further, that if the Put Right is exercised by the Bugatti Member following a Bugatti Accelerated Put Event, then the Company Valuation shall be equal to the Valuation Ceiling.
(d)Within twenty (20) Business Days following delivery of the Exit Notice by either the Bugatti Member or the Cobra Member, the Cobra Member shall prepare and deliver to the Bugatti Member a statement setting forth the Cobra Member’s good faith determination of the Company Valuation and the resulting Exit Price (the “Preliminary Exit Statement”), together with reasonable supporting documentation. Within twenty (20) Business Days following receipt of the Preliminary Exit Statement, the Bugatti Member may deliver written notice to the Cobra Member of any dispute it has with respect to the preparation or content of the Preliminary Exit Statement, together with a reasonably detailed description of each such disputed item and reasonable supporting documentation (a “Dispute Notice”); provided, however, that if an Exit Notice is delivered and (i) a Cobra Accelerated Option Event has occurred, then the Exit Price shall be based on a Company Valuation equal to the Valuation Floor and the Company Valuation shall not be subject to dispute by the Bugatti Member and (ii) a Bugatti Accelerated Put Event has occurred, then the Exit Price shall be based on a Company Valuation equal to the Valuation Ceiling and the Company Valuation shall not be subject to dispute by the Cobra Member. If the Bugatti Member fails to timely deliver such Dispute Notice, then the Preliminary Exit Statement shall be deemed final and binding on the Company, the Bugatti Member and the Cobra Member for all purposes of the Exit Option. If the Bugatti Member timely delivers a Dispute Notice, then the Bugatti Member and the Cobra Member shall negotiate in good faith to resolve each such disputed item described in the Dispute Notice. Any amount, determination or calculation contained in the Preliminary Exit Statement and not disputed in a timely delivered Dispute Notice shall be irrevocably final, conclusive and binding on the Company and the Members.
(e)If all such disputes have not been resolved prior to the date that is thirty (30) Days following delivery of the Dispute Notice, then either the Bugatti Member or the Cobra Member may refer such remaining disputed items for resolution by Deloitte LLP (or if such Person does not agree to so serve within ten (10) Days after written request from the Bugatti Member or the Cobra Member, as applicable, to serve, then such alternative internationally recognized accounting firm as the Bugatti Member and the Cobra Member may agree and that agrees to so serve, or if the Bugatti Member and the Cobra Member are unable to agree on a Person that agrees to so serve, then any Member may request that the American Arbitration Association select such Person to so serve) (the “Accountant”). In connection with the engagement of the Accountant, each Member will execute such engagement, indemnity and other agreements as the Accountant and the American Arbitration Association, if applicable, may reasonably require as a condition to such engagement. The Accountant’s determination shall be based solely on (i) the provisions of this Section 3.8 and the defined terms used herein and (ii) the written submissions provided by each of the Bugatti Member and the Cobra Member to the Accountant within ten (10) Days following the Accountant’s selection (and without independent investigation on the part of the Accountant). The Accountant’s determination shall be limited to only those items in dispute and shall take into account any items previously agreed by the Members or deemed final by the terms of this Agreement. The Members shall instruct the Accountant to make its determination in accordance with the position of, and not be in excess of, the higher, nor less than the lower, of the amounts advocated by either the Bugatti Member or the

Cobra Member. In resolving such dispute, the Accountant will act as an expert and not an arbitrator and will resolve such dispute by selecting either the position submitted by the Bugatti Member or the position submitted by the Cobra Member, in either case, to the Accountant pursuant to this Section 3.8(e). The Accountant may not award damages or penalties. Each Member will bear its own legal fees and other costs of presenting its case to the Accountant. The fees and expenses of the Accountant and (if applicable) the American Arbitration Association incurred in resolving such disputed matters shall be paid by the Person whose position is not selected by the Accountant in accordance with this Section 3.8(e). The determination of the Accountant with respect to such dispute, absent manifest clerical error or fraud, will be irrevocably final, conclusive and binding on the Members. Each Member agrees that it shall not have any right to, and shall not, institute a legal proceeding of any kind challenging such determination or relating to the matters that are the subject of this Section 3.8, except that the foregoing shall not preclude a legal proceeding to enforce such determination.
(f)Within thirty (30) Days following the final determination of the Exit Price in accordance with this Section 3.8, the Bugatti Member and either the Company or the Cobra Member, as applicable, shall execute and deliver a purchase and sale agreement substantially in the form attached hereto as Exhibit G for the purchase of the Exit Interests. The closing of the Transfer of the Exit Interests pursuant to the exercise of the Exit Option shall occur as soon as reasonably practicable following final determination of the Exit Price in accordance with this Section 3.8 at the Company’s principal office, unless the Bugatti Member and the Cobra Member otherwise agree in writing. At the closing, the Exit Price applicable to the Exit Interests to be purchased by the Company or the Cobra Member, as applicable, shall be delivered to the Bugatti Member (by wire transfer in immediately available funds) to an account specified in writing by the Bugatti Member. Upon consummation of the closing of the Transfer of the Exit Interests pursuant to the exercise of the Exit Option, the Bugatti Member shall cease to be a Member and shall have no further rights under this Agreement.
(g)To induce the Bugatti Member to enter into the Framework Agreement and for other good and valuable consideration, the Cobra Member Parent (the “Guarantor”) shall unconditionally, absolutely and irrevocably, serve as the guarantor for the due and punctual payment when due of the Cobra Member’s or the Company’s obligation to pay the Exit Price pursuant to and in accordance with this Section 3.8 (the “Guaranteed Obligation”). All payments hereunder shall be made in lawful money of the United States, in immediately available funds. This guaranty may not be revoked or terminated and shall remain in full force and effect and shall be binding on the Guarantor and its successors and assigns until the Guaranteed Obligation has been satisfied in full. Notwithstanding the foregoing, this guaranty shall terminate and the Guarantor shall have no further obligations under this guaranty as of the earlier of either (i) the satisfaction or waiver in full of the Guaranteed Obligation or (ii) a written agreement signed by each of the Bugatti Member and the Cobra Member terminating this limited guaranty.
(h)In the event the Cobra Member and its Permitted Transferees or the Bugatti Member and its Permitted Transferees fail or refuse to execute any of such instruments to effect the Exit Option, the Bugatti Member or the Cobra Member, as applicable, may seek specific performance to obtain an irrevocable power of attorney, coupled with an interest, which shall be binding on the Cobra Member and its Permitted Transferees or the Bugatti Member and its Permitted Transferees, as applicable, as to all third parties, to execute and deliver on behalf of the Cobra Member and its Permitted Transferees or the Bugatti Member and its Permitted Transferees, as applicable, all such required instruments of transfer. If granted, such power of attorney shall survive and not be affected by the subsequent disability, incapacity, dissolution or termination of the Cobra Member or its Permitted Transferees or the Bugatti Member and its Permitted Transferees, as applicable. The Members acknowledge and agree that in the event the Cobra Member or its Permitted Transferees or the Bugatti Member or its Permitted Transferees,

as applicable, fails to perform its obligations in connection with this Section 3.8, in addition to any other remedies available at Law or in equity, the Bugatti Member or the Cobra Member, as applicable, shall have the right to seek specific performance by the Cobra Member or its Permitted Transferees or the Bugatti Member or its Permitted Transferees, as applicable, of its obligations hereunder.
3.9Transfer Taxes. Any transfer or similar taxes involved in any Transfer shall be paid by the Member making such Transfer, and the Member making such Transfer shall provide the Transferee with such evidence of the authority of the Member making such Transfer to Transfer hereunder. The Member making the Transfer shall file or cause to be filed all applicable transfer tax returns and other documentation with respect to such transfer taxes, and, if and only to the extent expressly required by applicable Law, the Company and each non-Transferring Member shall join in the execution of any such transfer tax returns and other documentation.
3.10No Release. No Transfer of any Membership Interests shall effect a release of the Member making such Transfer (or its applicable Affiliates) from any liabilities or obligations to the Company or the other Members that accrued prior to such Transfer.
3.11Documentation; Validity of Transfer; Conditions.
(a)The Company shall not recognize for any purpose any purported Transfer of any Membership Interests otherwise permitted by this Agreement unless and until the Company has received a joinder substantially in the form attached hereto as Exhibit H (a “Joinder”) executed by the applicable Transferee (if such Transferee is not already a party to this Agreement).
(b)Each Transfer and, if applicable, admission complying with the provisions of this Section 3.11 shall be effective against the Company as of the first (1st) Business Day of the calendar month immediately succeeding the calendar month in which both (i) the Company has received the Joinder, if applicable, and (ii) the other requirements in this Section 3.11 have been satisfied; provided, however, that, absent such receipt and satisfaction, the Company shall not be bound or otherwise affected by any purported Transfer of any Membership Interests.
(c)The Company shall be entitled to be reimbursed by a Member making a Transfer for the reasonable and documented administrative out-of-pocket costs and expenses incurred by the Company to effect a Transfer with respect to such Member’s Membership Interests.
3.12Additional Members; Substituted Members.
(a)Additional Persons may be admitted to the Company as Members in connection with an issuance of Membership Interests made in compliance with this Agreement and with the prior written consent from both the Bugatti Member and the Cobra Member. Any Transferee of Membership Interests pursuant to a Transfer made in accordance with Section 3.5 shall be admitted automatically as a Substituted Member with respect to the Transferred Membership Interests upon compliance with the applicable provisions of Section 3.11 with respect to such Transfer.
(b)Unless and until a Transferee is admitted as a Member, such Transferee shall have no right to exercise any of the powers, rights, or privileges of a Member hereunder. Upon becoming a Substituted Member, (i) such Substituted Member shall have all of the powers, rights, privileges, duties, obligations, and liabilities of a Member, as provided in this Agreement and by Laws, and (ii) the Member who Transferred the Membership Interests shall cease to be a Member in respect of the Membership Interests so Transferred.

3.13Information; Confidentiality.
(a)The Bugatti Member acknowledges that, from time to time, it may receive Confidential Information, the improper use or disclosure of which may be damaging to the Company, its Subsidiaries, Affiliates, or investees. The Bugatti Member agrees to keep the Confidential Information strictly confidential and not to disclose any Confidential Information to any Person except as expressly provided in this Section 3.13 or Section 10.15 or as otherwise approved in writing in advance by the Board of Directors.
(b)Notwithstanding the provisions of Section 3.13(a), the Bugatti Member may disclose Confidential Information to its Representatives who need to know such Confidential Information but only if such Representatives have agreed to be bound by the provisions of this Section 3.13 or are otherwise subject to a duty of confidentiality. The Bugatti Member shall ensure that all of its Representatives to whom Confidential Information is disclosed comply with the requirements of this Section 3.13. The Bugatti Member agrees and acknowledges that it shall be held accountable for disclosures in contravention of this Section 3.13 by its Representatives.
(c)Notwithstanding anything to the contrary set forth herein, it is understood that the Bugatti Member or its Representatives may be compelled to disclose Confidential Information (or portions thereof) (i) pursuant to subpoena or other Court process, or in connection with litigation or arbitration or any regulatory proceeding or investigation, (ii) at the express direction of any authorized government agency or Government Authority, with jurisdiction over the Bugatti Member or its Representatives, or (iii) as otherwise required by Law, order, regulation or ruling or stock exchange rules. If the Bugatti Member becomes compelled, in the opinion of its legal counsel, pursuant to one of the foregoing reasons to disclose any of the Confidential Information, to the extent it is not prohibited from doing so by Law, the Bugatti Member will provide the Cobra Member and the Company with timely written notice so that the Cobra Member or the Company, as applicable, may seek a protective order or other appropriate remedy, at its sole cost and expense. If such protective order or other remedy is not obtained, the Bugatti Member will furnish only that portion of the Confidential Information that it is required to disclose as advised by its counsel; provided, however, that the Bugatti Member or its Representatives, as applicable, shall use its commercially reasonable efforts to assure that, to the extent possible, confidential treatment will be accorded to any such Confidential Information disclosed.
(d)Excluding all Confidential Information provided to the Bugatti Member pursuant to its information rights hereunder and information provided to the Bugatti Director by the Company in the course of the Bugatti Director’s duties, in each case, while such Bugatti Member remains a Member or has the right to designate a Director pursuant to Section 6.2(a)(ii), upon the written request of the Company, the Bugatti Member shall promptly return to the Company or destroy (at the Bugatti Member’s discretion) all items containing or constituting Confidential Information, together with all copies, extracts, or summaries thereof; provided, however, that any Confidential Information need not be returned or destroyed if (i) found in electronic format as part of the Bugatti Member’s or its Representatives’ off-site or on-site data storage/archival process, (ii) the Bugatti Member is required to retain such information pursuant to Law, order, or stock exchange rules, or (iii) the Bugatti Member (or any of its Affiliates) is required to retain such information to perform its obligations under any Transaction Document. Any oral Confidential Information or any Confidential Information that is not returned or destroyed pursuant hereto shall remain subject to the terms of this Agreement.
(e)The Bugatti Member acknowledges that a breach of the provisions of this Section 3.13 may cause irreparable injury to the Cobra Member, the Company or their respective Affiliates or investees for which monetary damages are inadequate, difficult to compute, or both. Accordingly, the Bugatti Member agrees that the provisions of this Section 3.13 may be enforced by injunctive action or specific performance, and the Bugatti Member hereby waives any requirement to post bond in connection with any injunctive order or order for specific performance.
(f)The Members acknowledge that, from time to time, the Company may need information from any or all of such Members, including for complying with various applicable Law. Each Member shall provide to the Company all information reasonably requested by the Company for purposes of complying with applicable Law or for purposes of providing information to Governmental Authorities, in each case within a reasonable amount of time from the date such Member receives such request; provided, however, that no Member shall be obligated to provide such information to the Company to the extent such disclosure (i) could reasonably be expected to result in the breach or violation of any contractual obligation (if a waiver of such restriction cannot reasonably be obtained) or Law or (ii) involves secret, confidential, or proprietary information; and provided, further, however, that in the alternative, any Member may provide such information directly to such Governmental Authorities.
3.14Non-Disparagement. Each Member agrees and covenants that it shall not at any time make, publish, or communicate to any Person with the intent or reasonable expectation that such communication will be made public or make in any public forum, in each case, any defamatory, or maliciously false, or disparaging remarks, comments, or statements concerning another Member, the Company or their respective businesses, or any of their respective employees, officers, or directors and their respective existing customers, suppliers, and investors. Notwithstanding the foregoing, nothing in this Section 3.14 shall prohibit any Member from making truthful statements when required by Law or in connection with its pursuit of remedies available to it pursuant to this Agreement, the Transaction Documents or any other agreement between or among the Members or the Company.
3.15Withdrawal. Each Member hereby covenants and agrees that it will not resign from the Company as a Member except in connection with a Transfer made in compliance with this Agreement. A Member shall not cease to be a Member as a result of the Bankruptcy of such Member or as a result of any other events specified in Section 18-304 of the Act. So long as a Member continues to hold any Membership Interests, such Member shall not have the ability to withdraw or resign as a Member prior to the dissolution and winding up of the Company, and any such withdrawal or resignation or attempted withdrawal or resignation by a Member prior to the dissolution or winding up of the Company shall be null and void.
3.16Fair Market Value.
(a)Fair Market Value shall be determined by the Board of Directors in good faith; provided, however, that if a Member does not agree with the determination of the Fair Market Value within ten (10) Days following the date on which the Board of Directors determined such Fair Market Value, then such Member, by giving written notice to the other Members or the Board of Directors, respectively, may require the determination of Fair Market Value to be made by an independent appraiser specified in such written notice.
(b)If, within ten (10) Days following receipt of the notice described Section 3.16(a), any Member objects in writing to the independent appraiser specified in such notice, and the Members otherwise fail to agree on an independent appraiser, any Member may in writing request the American Arbitration Association to appoint an independent appraiser qualified by his or her education, training, and experience in the oil field services industry to determine Fair Market Value, whose selection of the independent appraiser shall be final and binding on all Members and the Company. If the independent appraiser chosen in accordance with this Section 3.16 shall die, resign, or otherwise fail or become unable to serve as independent appraiser, a replacement independent appraiser shall be chosen in accordance with this Section 3.16.

(c)The Board of Directors shall provide the independent appraiser with all information and data reasonably necessary to make a determination of Fair Market Value, subject to a customary confidentiality agreement. The independent appraiser shall be required to report to the Members and the Board of Directors its determination of Fair Market Value within thirty (30) Days after appointment, and such determination shall be final and binding on all Members and the Company. The Members shall pay the appraisal and Court costs in appointing an appraiser in proportion to their Percentage Interest.
3.17Defaulting Member.
(a)If a Bugatti Default actually occurs (which, for the avoidance of doubt, no Bugatti Default shall be deemed to have actually occurred unless the Bugatti Member fails to cure (if capable of being remedied or cured) within the thirty (30) Day period after the Bugatti Member’s receipt of written notice thereof from the Company or any other Member as provided in the definition of “Bugatti Default”), then the Bugatti Member shall be deemed to be in Bugatti Default until such time as such Bugatti Default has been remedied or otherwise cured (if capable of being remedied or cured) to the reasonable satisfaction of the Board of Directors acting reasonably and not in bad faith (such time period from when a Bugatti Default actually occurs in accordance with the definition of “Bugatti Default”, until such time as such Bugatti Default has been remedied or otherwise cured in accordance with this Section 3.17, the “Bugatti Default Period”). During the Bugatti Default Period, the Company and the Cobra Member shall be entitled to pursue all rights and remedies available under this Agreement, or otherwise at law or in equity, against the Bugatti Member in respect of any Bugatti Default. In addition, during the Bugatti Default Period, (x) the Cobra Member will be entitled to exercise the Call Option in accordance with Section 3.8 regardless of whether the second (2nd) anniversary of the Effective Date has occurred as of such time and (y) the Bugatti Member, its Affiliates and any Director designated by the Bugatti Member shall have no right to:
(i)except for the Bugatti Member’s (or the Bugatti Director’s) rights under Section 10.13(b), vote on or make decisions with respect to any matter for which the approval of the Board of Directors or any Member is required under the express terms of this Agreement, and in each such case, the Membership Interests of the Bugatti Member shall be disregarded for purposes of Majority Approval and Supermajority Approval;
(ii)receive distributions from the Company;
(iii)request or call any meeting of the Board of Directors; or
(iv)exercise rights of an Eligible Purchaser pursuant to Section 3.3.
(b)If a Cobra Default actually occurs (which, for the avoidance of doubt, no Cobra Default shall be deemed to have actually occurred unless the Cobra Member fails to cure (if capable of being remedied or cured) within the thirty (30) Day period after the Cobra Member’s receipt of written notice thereof from the Bugatti Member as provided in the definition of “Cobra Default”), then the Cobra Member shall be deemed to be in Cobra Default until such time as such Cobra Default has been remedied or otherwise cured (if capable of being remedied or cured) to the reasonable satisfaction of the Bugatti Member acting reasonably and not in bad faith (such time period from when a Cobra Default actually occurs in accordance with the definition of “Cobra Default”, until such time as such Cobra Default has been remedied or otherwise cured in accordance with this Section 3.17, the “Cobra Default Period”). During the Cobra Default Period, the Bugatti Member shall be entitled to pursue all rights and remedies available under this Agreement, or otherwise at law or in equity, against the Cobra Member in respect of any Cobra Default. In addition, during the Cobra Default Period, the Bugatti Member will be entitled to exercise the Put Right in accordance with Section 3.8 regardless of whether the second (2nd) anniversary of the Effective Date has occurred as of such time.

3.18Compliance with Law; Regulatory Matters.
(a)Each Member agrees that, in connection with its ownership of Membership Interests, it will not Knowingly engage in the following transactions in violation of any applicable Laws and the Cobra Member further agrees that it will cause the Company to not Knowingly engage in the following transactions in violation of any applicable Laws: (i) pay or offer to pay directly or indirectly, to any domestic or foreign government official or employee amounts in order to obtain business, retain business, or direct business to others, or for the purpose of inducing such government official or employee to fail to perform or to perform improperly his official functions; (ii) receive, pay, or offer anything of value, directly or indirectly, from or to any private party in the form of a commercial bribe, influence payment, or kickback for any such purpose; or (iii) use, directly or indirectly, any funds or other Assets, or proceeds from such Member’s investment in the Membership Interests, for any unlawful purpose including political contribution in violation of any applicable Laws. For purposes of this Section 3.18, a Member will be deemed to have “Knowingly” engaged if (x) in the case of the Cobra Member, the individuals listed on Exhibit I have actual knowledge, after reasonable inquiry of their direct reports, of the applicable fact, event or circumstance, (y) in the case of the Bugatti Member, the individuals listed on Exhibit I have actual knowledge, after reasonable inquiry of their direct reports, of the applicable fact, event or circumstance, and (z) in the case of the Company, the individuals listed on Exhibit I have actual knowledge, after reasonable inquiry of their direct reports, of the applicable fact, event or circumstance.
(b)(i) The Company shall, and shall cause each of its Subsidiaries and Affiliates and shall use commercially reasonable efforts to cause any of their respective directors, officers, managers, employees, independent contractors, representatives or agents (each, a “Related Person”) to, comply in all material respects with all applicable economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (A) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (B) the European Union or His Majesty’s Treasury of the United Kingdom, or other sanctions authorities (collectively, “Sanctions”). The Company shall not Knowingly engage in any activity that would reasonably be expected to result in the Company or any Related Person of the Company (1) being listed in any Sanctions-related list of designated persons maintained by the Office of Foreign Assets Control of the U.S. Treasury Department or the U.S. Department of State, (2) operating, being organized or being resident in a country or region which is itself the subject or target of any Sanctions (each, a “Sanctioned Country”), or (3) becoming owned or controlled by any Person or Persons specified in (1) or (2) above or otherwise becoming the target of Sanctions (together, the “Sanctioned Persons”). The Company shall not Knowingly engage directly in any business or transactions with any Sanctioned Person or in any Sanctioned Country, or Knowingly engage in any indirect business or transactions with any Sanctioned Person or in any Sanctioned Country, in any manner that would result in the violation of Sanctions by the Company or its Subsidiaries, the Cobra Member or the Bugatti Member. (ii) The Company shall not Knowingly contravene any anti-money laundering laws, rules, regulations and orders of jurisdictions applicable to the Company, including, without limitation, the USA PATRIOT Act. (iii) The Company shall not Knowingly promise, authorize or make any payment to, or otherwise contribute anything of value to, directly or indirectly, any person or entity, in violation of the Foreign Corrupt Practices Act of 1977 (the “FCPA”) or any other applicable anti-bribery or anti-corruption law including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other offer, gift, promise to give, or authorization of the giving of anything of value to any “Foreign Official” (as such term is defined in the FCPA) or any public international organization, foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA. (iv) The Company shall and shall cause each of its Subsidiaries and controlled Affiliates to maintain systems of internal controls (including, accounting systems, purchasing systems and billing systems) reasonably designed to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law.
3.19Non-Compete Covenant.
(a)From the Effective Date until the later of (i) the date that is the second (2nd) anniversary of the date on which the Bugatti Member ceases to hold Membership Interests (whether by the exercise of the Exit Option or otherwise), or (ii) the fourth (4th) anniversary of the Effective Date, the Bugatti Member Parent will not, and will cause its Affiliates not to, except through the conduct of the Company, engage in the Business, either directly or indirectly (including through Affiliates), alone or as a partner, joint venturer, member, consultant, agent, independent contractor, or equity interest holder of, or lender to, any Person or business in the Territory. For the avoidance of doubt, (A) Bugatti Member Parent’s or its Affiliates’ performance of their respective obligations under and in accordance with the terms of any of the Transition Services Agreement, any Baker Hughes Commercial Agreement, the Global Employee Services Agreement, the IP License Agreements, the IP Assignment Agreement, and the Trademark License Agreements (each as defined in the Framework Agreement) shall not be deemed a breach of this Section 3.19(a) and (B) nothing in this Section 3.19(a) shall prohibit or in any way limit the Bugatti Member Parent’s or its Affiliates from undertaking the permitted activities set forth on Schedule 3.19(a). From the Effective Date, for so long as the Bugatti Member continues to hold Membership Interests, the Cobra Member Parent will not, and will cause its Affiliates not to, conduct the Business, except through the Company, in any country set forth on Exhibit D; provided, however, that this Section 3.19(a) shall in no way limit the Cobra Member’s or its Affiliates’ conduct of the Business (I) with respect to the Current Cobra Wellhead Customers, or (II) in respect of any country appearing on both Exhibit D and Exhibit E.
(b)Each of the Members and the Bugatti Member Parent and the Cobra Member Parent acknowledges and agrees that the geographic scope, scope of activity restrictions, and duration of the covenants contained in this Section 3.19 are the result of arm’s-length bargaining and are fair and reasonable in light of, among other things, (i) the nature and wide geographic scope of the Business, and the fact that the Business acquired by the Cobra Member or its Affiliate under the Framework Agreement or heretofore conducted by the Cobra Member or its Affiliates are intended to be marketed and provided throughout the geographic area that is subject to the restrictions in this Section 3.19; (ii) Bugatti Member Parent’s and its Affiliates’ level of control over and contact with the Business, and association with the Business’s goodwill in all jurisdictions in which the Bugatti Member Parent and its Affiliates conduct business; (iii) Bugatti Member Parent and its Affiliates’ knowledge of the confidential and proprietary information associated with the Business; (iv) the information of the Cobra Member and its Affiliates to which the Bugatti Member Parent will have access as a result of the Bugatti Member’s right to appoint a Bugatti Director; and (v) the consideration that the Bugatti Member Parent and its Affiliates are directly or indirectly receiving in connection with the transactions contemplated by the Framework Agreement, and the goodwill and confidential and proprietary information that the Bugatti Member Parent and its Affiliates are directly or indirectly conveying and for which the Cobra Member or its Affiliate have paid pursuant to the Framework Agreement. Each of the Members and the Bugatti Member Parent further acknowledges and agrees that (y) the Bugatti Member Parent benefited directly or indirectly from the consummation of the transactions contemplated by the Framework Agreement, including entry into this Agreement, and (z) the restrictions set forth in this Section 3.19 are not against public policy and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Cobra Member, have been specifically negotiated by sophisticated commercial parties, and constitute a material inducement for the Cobra Member or its Affiliate to enter into the Framework Agreement and consummate the transactions contemplated by the Framework Agreement.

(c)The covenants and undertakings contained in this Section 3.19 relate to matters that are of a special, unique, and extraordinary character, and a violation of any of the terms of this Section 3.19 will cause irreparable injury to the Members, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at Law for any breach of this Section 3.19 will be inadequate. Therefore, the Company and/or the non-breaching Member will be entitled to a temporary and permanent injunction, restraining order, or other equitable relief from any court of competent jurisdiction in the event of any breach or threatened breach of this Section 3.19 without the necessity of proving actual damage or posting any bond whatsoever. The rights and remedies provided by this Section 3.19 are cumulative and in addition to any other rights and remedies which the Company and/or the non-breaching Member may have hereunder or at Law or in equity. It is the desire and intent of the Members and the Bugatti Member Parent and the Cobra Member Parent that the provisions of this Section 3.19 be enforced to the fullest extent permitted under applicable Law; nonetheless, if any court of competent jurisdiction determines that any feature of this Section 3.19 is unreasonable, arbitrary, or against public policy, then the Members and the Bugatti Member Parent and the Cobra Member Parent intend that such restrictions shall not be thereby terminated but shall be modified by such court to the minimum extent required so as to be valid and enforceable and, as so modified, to be fully enforced.
(d)Notwithstanding anything to the contrary in this Section 3.19, nothing in this Agreement shall prohibit or in any way limit a Member or its Affiliates (the “Restricted Parties”) from (i) acquiring, owning or holding securities of another Member or its Affiliates, (ii) engaging in any manner in any De Minimis Business, (iii) engaging in any manner in Finance Activities, (iv) acquiring, owning or holding (as a passive investment) any publicly traded securities through any employee benefit plan; provided, that the Bugatti Member Parent and its Affiliates do not have the authority to direct the investment of such employee benefit plan, (v) performing any action expressly required by this Agreement or any Transaction Document or (vi) engaging in any business activity that would otherwise violate Section 3.19(a) that is acquired from any Independent Third Party after the Effective Date (an “After-Acquired Business”) or is carried on by any currently Independent Third Party that is acquired by or combined with any Restricted Party after the Effective Date (an “After-Acquired Company”), so long as (A) the acquiring party notifies the other Member of the acquisition of the After-Acquired Business or the After-Acquired Company promptly after the consummation thereof, and (B) within twelve (12) months after the consummation of the acquisition of the After-Acquired Business or the After-Acquired Company, the applicable Restricted Party disposes of the relevant portion of the business or securities of the After-Acquired Business or the After-Acquired Company (provided that such twelve (12)-month period to consummate the disposition shall be extended by up to an additional four (4) months if, at the end of such initial twelve (12)-month period, all regulatory or other Governmental Authority approvals for such disposition have been sought but shall not have been obtained or all waiting periods imposed by applicable Governmental Authorities necessary to consummate such disposition have not expired or been terminated) or at the expiration of such twelve (12)-month period following the date on which the After-Acquired Business or the After-Acquired Company was originally acquired, the business of the After-Acquired Business or the After-Acquired Company complies with Section 3.19(a). Notwithstanding the foregoing, the Restricted Parties will not be required to dispose of any assets or securities of an After-Acquired Business or After-Acquired Company if the business activity thereof that would otherwise violate Section 3.19(a) does not account for more than 10% of the revenues of the After-Acquired Business or After-Acquired Company (based on its latest annual financial statements prior to the consummation of such acquisition). Notwithstanding anything herein to the contrary, to the extent the Bugatti Member or its Affiliates acquires an After-Acquired Business or an After-Acquired Company, then for so long as the Bugatti Member or its Affiliates own such After-Acquired Business or After-Acquired Company and without limiting the obligations in this Section 3.19(d), the Bugatti Member shall and shall cause its Affiliates to not disclose to the After-Acquired Business or After-Acquired

Company or their Representatives in any manner any Confidential Information in connection with the management or operation of such After-Acquired Business or After-Acquired Company.
(e)As used in Section 3.19(d), (i) “De Minimis Business” means any passive investment in an Independent Third Party in which (A) a Member and its Affiliates collectively hold not more than ten percent (10%) of the outstanding voting securities or similar equity interests or the right to receive more than ten percent (10%) of the profits in respect of such Independent Third Party, (B) the amount invested by a Member and its Affiliates collectively is less than $10 million, and (C) the Member and its Affiliates do not possess the right (through ownership of securities, contract or otherwise) to designate any members of (and do not have any representative of such Member or its Affiliates serving on) the board of directors (or similar governing body) of such Person, or to otherwise direct strategic or policy decisions of such Person, and (ii) “Finance Activities” means the making of, entering into, purchase of, or participation in (including syndication or servicing activities), in the ordinary course, (A) secured or unsecured loans, conditional sales agreements, debt instruments or transactions of a similar nature or for similar purposes, (B) non-voting preferred equity investments, and (C) investments as a limited partner in a partnership or as a member of a limited liability company in which another Person who is not an Affiliate is a management member and, in each case, the exercise of any rights or remedies in connection with any such activities (whether such rights or remedies arise under any agreement relating to such activity, under applicable Law or otherwise), including any foreclosure, realization or repossession or ownership of any collateral, business assets or other security for any Finance Activities (including the equity in any entity or business); provided, that, in each case, such transaction is entered into exclusively as a means of financing, including any financing documented in the form of loans or leases or otherwise, an Independent Third Party’s purchase of any products, parts or equipment manufactured, assembled or sold (in each case, in whole or in part) by the Member or any of its Affiliates (the sale of which is not otherwise prohibited by Section 3.19(a)); provided further, that if the exercise of any such remedies results in the acquisition of an After-Acquired Business or an After-Acquired Company, then the provisions of Section 3.19(d)(vi) shall apply.
(f)Without limiting Section 3.13, with respect to any business unit or Affiliate of a Member that it controls, Section 3.19(a) shall cease to be applicable with respect to such business unit or Affiliate at such time as such business unit or Affiliate is no longer a part of, or an Affiliate of, such Member, and Section 3.19(a) shall not apply to any Independent Third Party that purchases assets, operations or a business from such Member if such Independent Third Party is not and does not become an Affiliate or business unit or entity of the Member after such transaction is consummated.
(g)None of the provisions of Section 3.19(a) shall operate to prohibit, hinder, impede or restrict from engaging in the Business in any way, any Person which by way of takeover, acquisition, merger, combination or similar transaction acquires a controlling interest in the Bugatti Member Parent or the Cobra Member Parent, as applicable; provided, however, that each of the Bugatti Member Parent and the Cobra Member Parent, as applicable, and the Affiliates that the Bugatti Member Parent and the Cobra Member Parent, as applicable, control as of the time immediately prior to the consummation of such transactions shall continue to be subject to the provisions of this Section 3.19 after the consummation of any such transaction.
3.20Operating Covenant. Following the Effective Date for so long as the Bugatti Member continues to hold Membership Interests, the Cobra Member shall, and shall cause its Affiliates and shall cause the Company and its Affiliates to (a) operate the Business in the ordinary course of business consistent with past practice and (b) not take any actions, the primary intent of which could reasonably be expected to reduce the Exit Price, provided that nothing in this Section 3.20 shall prohibit the Cobra Member or any of its Affiliates or the Company and its Affiliates, from taking any action reasonably necessary to respond to any Emergency Event, provided that such action is materially consistent with the actions taken by other companies in similarly situated industries as the Business or as would be taken by a reasonably prudent businessperson in response thereto.
3.21Cobra Support Services.
(a)Following the Effective Date for so long as the Bugatti Member continues to hold Membership Interests, Cobra Member Parent shall, and shall cause its Affiliates and the Company and its Subsidiaries to, maintain for a period of one year after the Bugatti Member no longer holds Membership Interests books and records (including charges, invoices, and allocation records) for Cobra Support Services in sufficient detail to enable an auditor (or Baker Hughes itself) to perform an evaluation and/or assessment of the Cobra Support Services, and, following delivery of the Exit Notice by either the Bugatti Member or the Cobra Member upon not less than fifteen (15) Business Days’ prior written notice, Cobra Member Parent and the Company shall make such books and records available for inspection for performance of such evaluation and/or assessment by an auditor appointed by Baker Hughes (or Baker Hughes itself) at Baker Hughes’ sole cost and expense. Notwithstanding the foregoing, in the event that the Cobra Member delivers a Preliminary Exit Statement reflecting an Exit Price at the Valuation Ceiling during the foregoing fifteen (15) Business Days period, then the Bugatti Member shall not be entitled to exercise the rights described in this Section 3.21(a).
(b)Notwithstanding anything to the contrary in this Agreement, if following the Effective Date any general and administrative services or functions provided by the Bugatti Member or its Affiliates under any agreement between the Bugatti Member or its Affiliates, on the one hand, and the Company or its Subsidiaries, on the other hand, are transitioned from time to time to the Company or any of its Subsidiaries (and not Cobra Member or its Affiliates) (such transitioned general and administrative services or functions, “Transitioned Support Services”), then such Transitioned Support Services shall not be deemed Cobra Support Services for purposes of determining Adjusted EBITDA. Notwithstanding the foregoing, if any Transitioned Support Services are transitioned from the Company to the Cobra Member, then such transitioned general and administrative services or functions may be considered Cobra Support Services to the extent such services are performed by the Cobra Member or its Affiliates (and not the Company or its Subsidiaries).
ARTICLE 4
CAPITAL CONTRIBUTIONS AND MEMBER LOANS
4.1Initial Capital Contributions. Prior to the Effective Date, pursuant to the Framework Agreement the Bugatti Member (a) effectuated the Pre-Closing Transactions, including contributing to the Company the applicable equity interests of the Subject Entities and (b) agreed to sell, assign, transfer, contribute, convey or deliver to the Company or its Subsidiaries, for no additional consideration, any other Business Assets not conveyed to the Company or its Subsidiaries in connection with the Pre-Closing Transactions, in each case subject to the terms and conditions set forth in the Framework Agreement (the “Initial Bugatti Contribution”). On the Effective Date, pursuant to the Framework Agreement the Bugatti Member sold to the Cobra Member the Membership Interests and corresponding Percentage Interest set forth opposite the Cobra Member’s name on Exhibit F hereto, and retained the Membership Interests and corresponding Percentage Interest set forth opposite the Bugatti Member’s name on Exhibit F hereto.
4.2Optional Member Loans.
(a)Except for the Initial Bugatti Contribution as set forth in Section 4.1, no Member shall be required to make any additional Capital Contribution to the Company.

(b)The Board of Directors (which, for the avoidance of doubt, shall not require the concurrence of the Bugatti Director) may from time to time request (each, a “Loan Request”) the Members make loans to the Company (each, a “Member Loan”) by delivering to the Members written notice (each, a “Loan Request Notice”) specifying (i) the purpose of such Loan Request, (ii) the aggregate amount of the Member Loan requested by such Loan Request, (iii) each Member’s proportionate share (based on such Member’s Percentage Interest) of the amount requested by such Loan Request, (iv) the material economic terms (including interest rate and term) and (v) the date by which the Member Loans requested by such Loan Request are to be made by the Members, which date shall not be less than fifteen (15) Business Days following the date that such Loan Request Notice is delivered or such shorter period as may be agreed in writing in advance by such Member making such Member Loan (the “Loan Deadline”).
(c)Each Member that desires to participate in full in such Loan Request (each, a “Lending Member”) shall deliver written notice thereof to the Company no later than ten (10) Business Days following delivery of the Loan Request Notice, which notice shall constitute an irrevocable commitment by such Member to make a Member Loan equal to all, and not less than all, of such Member’s proportionate share (based on such Member’s Percentage Interest) of the amount requested by such Loan Request; provided, that failure to timely deliver such notice shall be deemed to be an irrevocable election by such Member not to make such Member Loan. If less than all of the Members elect to participate in such Loan Request, then the Lending Member may elect to fund all of the Loan Request.
(d)Following the Company’s receipt of any Member Loan in connection with a Loan Request, the Board of Directors shall be entitled to amend Exhibit F without the consent of any Member as necessary to reflect any update to the Members’ respective Member Loans resulting from such Loan Request.
(e)Member Loans to the Company shall not be considered Capital Contributions. If any Member loans funds to the Company, the making of such loans shall not result in any increase in the amount of the Capital Account of such Member. The amount of any such loans shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such loans are made.
(f)Any Member Loans to the Company by the Bugatti Member shall be immediately due and payable simultaneously with the closing of the transactions contemplated by any Exit Notice delivered pursuant to Section 3.8(b).
4.3Return of Contributions. A Member is not entitled (a) to the return of any Capital Contribution or (b) to be paid interest in respect of its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any other Member’s Capital Contributions.
4.4Capital Accounts. A Capital Account shall be maintained for each Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such Treasury Regulations, the other provisions of this Agreement. The initial Capital Account of each Member is set forth on Exhibit F hereto, which exhibit shall be amended or supplemented by the Board of Directors as required to reflect changes and adjustments made from time to time in accordance with the terms of this Agreement. Each Member’s Capital Account shall be (a) increased by (i) allocations to such Member of Profits pursuant to Section 5.1 and any other items of income or gain allocated to such Member pursuant to Section 5.2, (ii) the amount of any cash or the initial Gross Asset Value of any Asset (net of any Liabilities assumed by the Company and any Liabilities to which the Asset is subject)

contributed to the Company by such Member, and (iii) any other increases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv), and (b) decreased by (i) allocations to such Member of Losses pursuant to Section 5.1 and any other items of deduction or loss allocated to such Member pursuant to the provisions of Section 5.2, (ii) the amount of any cash or the Gross Asset Value of any Asset (net of any Liabilities assumed by the Member and any Liabilities to which the Asset is subject) distributed to such Member, and (iii) any other decreases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv). In the event of a Transfer of Membership Interests made in accordance with this Agreement, the Capital Account of the Member undertaking such Transfer that is attributable to the Transferred Membership Interests shall carry over to the Transferee in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(l).
ARTICLE 5
ALLOCATIONS OF PROFITS AND LOSSES; DISTRIBUTIONS
5.1Profits and Losses. After giving effect to the allocations under Section 5.2 and subject to Section 5.4, Profits and Losses (and, to the extent determined by the Board of Directors to be necessary and appropriate to achieve the resulting Capital Account balances described below, any allocable items of income, gain, loss, deduction or credit includable in the computation of Profits and Losses) for each Fiscal Year or other taxable period of the Company shall be allocated among the Members during such Fiscal Year or other taxable period of the Company in a manner such that, after giving effect to the special allocations set forth in Section 5.2 and all distributions through the end of such Fiscal Year or other taxable period of the Company, the Capital Account balance of each Member shall be equal on a pro rata basis in accordance with Percentage Interest of each Member (prior to taking into account the Members’ share of any Company Minimum Gain and Member Minimum Gain and the amount any Member is treated as obligated to contribute to the Company).
5.2Special Allocations.
(a)Nonrecourse Deductions for any Fiscal Year or other taxable period of the Company shall be specially allocated to the Members under any method determined by the Board of Directors to be appropriate and in accordance with the applicable Treasury Regulations. The amount of Nonrecourse Deductions for a Fiscal Year or other taxable period of the Company shall equal the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during that Fiscal Year or other taxable period of the Company over the aggregate amount of any distributions during that Fiscal Year or other taxable period of the Company of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined in accordance with the provisions of Treasury Regulations Section 1.704-2(d).
(b)Any Member Nonrecourse Deductions for any Fiscal Year or other taxable period of the Company shall be specially allocated to the Member who bears economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i). If more than one Member bears the economic risk of loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the economic risk of loss. This Section 5.2(b) is intended to comply with the provisions of Treasury Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.
(c)Notwithstanding any other provision of this Agreement to the contrary, if there is a net decrease in Company Minimum Gain during any Fiscal Year or other taxable period of the Company (or if there was a net decrease in Company Minimum Gain for a prior Fiscal Year or other taxable period of the Company and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this

Section 5.2(c)), each Member shall be specially allocated items of Company income and gain for such Fiscal Year or other taxable period in an amount equal to such Member’s share of the net decrease in Company Minimum Gain during such Fiscal Year or other taxable period of the Company (as determined pursuant to Treasury Regulations Section 1.704-2(g)(2)). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This section is intended to constitute a minimum gain chargeback under Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.
(d)Notwithstanding any other provision of this Agreement except Section 5.2(c), if there is a net decrease in Member Minimum Gain during any Fiscal Year or other taxable period of the Company (or if there was a net decrease in Member Minimum Gain for a prior Fiscal Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.2(d)), each Member shall be specially allocated items of Company income and gain for such Fiscal Year or other taxable period of the Company in an amount equal to such Member’s share of the net decrease in Member Minimum Gain (as determined pursuant to Treasury Regulations Section 1.704-2(i)(4)).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This section is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(e)Notwithstanding any provision hereof to the contrary except Section 5.2(a) and Section 5.2(b), no Losses or other items of loss or expense shall be allocated to any Member to the extent that such allocation would cause such Member to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) at the end of such Fiscal Year or other taxable period of the Company. All Losses and other items of loss and expense in excess of the limitation set forth in this Section 5.2(e) shall be allocated to the Members who do not have an Adjusted Capital Account Deficit in proportion to their relative positive Capital Accounts but only to the extent that such Losses and other items of loss and expense do not cause any such Member to have an Adjusted Capital Account Deficit.
(f)Notwithstanding any provision hereof to the contrary except Section 5.2(c) and Section 5.2(d), in the event any Member unexpectedly receives any adjustment, allocation or distribution described in paragraph (4), (5) or (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d), items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain for the Fiscal Year or other taxable period of the Company) shall be specially allocated to such Member in an amount and manner sufficient to eliminate any Adjusted Capital Account Deficit of that Member as quickly as possible; provided, that an allocation pursuant to this Section 5.2(f) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 5 have been tentatively made as if this Section 5.2(f) were not in this Agreement. This Section 5.2(f) is intended to constitute a “qualified income offset” under Treasury Regulations Section 1.704-1(b)(2)(ii) (d) and shall be interpreted consistently therewith.
(g)If any Member has a deficit balance in its Capital Account at the end of any Fiscal Year or other taxable period of the Company that is in excess of the sum of (i) the amount that such Member is obligated to restore and (ii) the amount that the Member is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Sections 1.704-2(g)(1) and (i)(5), that Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 5.2(g) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account in excess of such sum after all other allocations provided for in this Article 5 have been made as if Section 5.2(f) and this Section 5.2(g) were not in this Agreement.
(h)To the extent an adjustment to the Adjusted Basis of any Company Asset pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution to any Member in complete liquidation of such Member’s Membership Interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the Asset) or loss (if the adjustment decreases the basis of the Asset) and such item of gain or loss shall be allocated to the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) if such section applies or to the Member to whom such distribution was made if Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.
(i)The allocations set forth in Section 5.2(a) through Section 5.2(h) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding any other provision of this Article 5 (other than the Regulatory Allocations), the Regulatory Allocations (and anticipated future Regulatory Allocations) shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocation of other items and the Regulatory Allocations to each Member should be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred. This Section 5.2(i) is intended to minimize to the extent possible and to the extent necessary any economic distortions which may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith.
(j)Creditable Non-U.S. Taxes for any taxable period attributable to the Partnership, or an entity owned directly or indirectly by the Partnership, shall be allocated to the Partners in proportion to the partners’ distributive shares of income (including income allocated pursuant to Section 704(c) of the Code) to which the Creditable Non-U.S. Tax relates (under principles of Treasury Regulations Section 1.904-6). The provisions of this Section 5.2(j) are intended to comply with the provisions of Treasury Regulations Section 1.704-1 (b)(4)(viii), and shall be interpreted consistently therewith.
5.3Allocations for Tax Purposes in General.
(a)Except as otherwise provided in this Section 5.3, each item of income, gain, loss and deduction of the Company for U.S. federal income tax purposes shall be allocated among the Members in the same manner as such item is allocated under Section 5.1 and Section 5.2.
(b)In accordance with Code Section 704(c) and the Treasury Regulations thereunder (including the Treasury Regulations applying the principles of Code Section 704(c) to changes in Gross Asset Values), items of income, gain, loss and deduction with respect to any Company property having a Gross Asset Value that differs from such property’s Adjusted Basis shall, solely for U.S. federal income tax purposes, be allocated among the Members to account for any such difference using the “remedial” method as set forth in Treasury Regulations Section 1.704-3(d).
(c)Any (i) recapture of Depreciation or any other item of deduction shall be allocated, in accordance with Treasury Regulations Sections 1.1245-1(e) and 1.1254-5, to the

Members who received the benefit of such deductions to the extent possible, and (ii) recapture of credits shall be allocated to the Members in accordance with applicable Law.
(d)Allocations pursuant to this Section 5.3 are solely for purposes of U.S. federal, state and local income taxes and shall not affect or in any way be taken into account in computing any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.
(e)If, as a result of an exercise of a noncompensatory option to acquire an interest in the Company, a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x).
5.4Other Allocation Rules.
(a)The Members are aware of the income tax consequences of the allocations made by this Article 5 and the economic impact of the allocations on the amounts receivable by them under this Agreement. The Members hereby agree to be bound by the provisions of this Article 5 in reporting their share of Company income and loss for U.S. federal (and applicable state and local) income tax purposes.
(b)The provisions regarding the establishment and maintenance for each Member of a Capital Account as provided by Section 4.4 and the allocations set forth in Section 5.1, Section 5.2 and Section 5.3 are intended to comply with the Treasury Regulations and to reflect the intended economic entitlement of the Members. If the Board of Directors determines that the application of the provisions in Section 4.4, Section 5.1, Section 5.2 or Section 5.3 would result in non-compliance with the Treasury Regulations or would be inconsistent with the intended economic entitlement of the Members, the Board of Directors is authorized to make any appropriate adjustments to such provisions.
(c)All items of income, gain, loss, deduction and credit allocable to an interest in the Company that may have been Transferred shall be allocated between the Member undertaking such Transfer and the Transferee based on the portion of the Fiscal Year or other taxable period of the Company during which each was recognized as the owner of such interest for U.S. federal income tax purposes, without regard to the results of Company operations during any particular portion of that Fiscal Year or other taxable period of the Company and without regard to whether cash distributions were made to the Member undertaking such Transfer or the Transferee during that year; provided, however, that this allocation must be made in accordance with a method permissible under Code Section 706 and the Treasury Regulations thereunder.
(d)The Members’ proportionate shares of the “excess nonrecourse liabilities” of the Company, within the meaning of Treasury Regulations Section 1.752-3(a)(3), shall be allocated to the Members on a pro rata basis, in accordance with the Percentage Interests of each Member.
5.5Distributions. Subject to the provisions of Section 18-607 of the Act and Section 3.17(a)(ii), from time to time the Board of Directors may cause Available Cash to be distributed to the Members, pro rata in proportion to their respective Percentage Interests as of such time. Subject to the provisions of Section 18-607 of the Act and Section 3.17(a)(ii), any other distributions attributable to the Membership Interests made in cash (to the extent not addressed in the immediately preceding sentence) or property of the Company shall be made to the Members in proportion to their respective Percentage Interest by approval of the Board of Directors pursuant to Section 6.13(n).
5.6Tax Methods and Elections. Notwithstanding any provision to the contrary in this Article 5 or in this Agreement, and unless required by applicable Law, prior to the Board of Directors (or, where applicable, the Company Representative) (i) selecting or modifying a method(s) or (ii) making, modifying or revoking an election of the Company related to taxes that is not specifically provided for in this Agreement, the Board of Directors shall obtain the prior written consent of the Bugatti Member, which shall not be unreasonably withheld, if such method or election to be selected, made, modified, or revoked will materially change or affect the relative economic interest of the Members.
ARTICLE 6
MANAGEMENT
6.1Generally. To facilitate the orderly and efficient management of the Company, the Members shall act collectively as a “committee of the whole,” which is hereby named the “Board of Directors.” The Company will not have “managers,” as that term is used in the Act, it being understood that the Directors do not constitute “managers.” Except as otherwise required under the Act or expressly provided in this Agreement, each Member hereby (a) specifically delegates to the Board of Directors its rights and powers to manage and control the business and affairs of the Company in accordance with the provisions of Section 18-407 of the Act and (b) revokes its right to bind the Company, as contemplated by the provisions of Section 18-402 of the Act. The Board of Directors shall have full power and authority to do all things necessary or appropriate to conduct, or cause to be conducted, the business and affairs of the Company.
6.2Board of Directors.
(a)Composition of the Board. The initial Board of Directors shall consist of three Directors; provided, however, that such number may decrease as contemplated by this Section 6.2(a)(ii). Each Director shall be appointed as provided in this Section 6.2(a) and shall hold office until such Director’s earlier resignation, death, or removal in accordance with this Section 6.2(a) or Section 6.5.
(i)The Cobra Member shall be entitled to elect (by affirmative vote or written consent) two Directors (each, a “Cobra Director”), to remove from office any Cobra Director, to fill any vacancy caused by the resignation, death, or removal of any Cobra Director, and to fill any vacancy otherwise existing in the position of a Cobra Director.
(ii)The Bugatti Member shall be entitled to elect (by affirmative vote or written consent) one Director (the “Bugatti Director”), to remove from office the Bugatti Director, to fill any vacancy caused by the resignation, death, or removal of the Bugatti Director, and to fill any vacancy otherwise existing in the position of the Bugatti Director; provided, however, that if the Bugatti Member shall cease to have a Percentage Interest of more than five percent (5%), the Bugatti Member shall cease to have any right to elect any Director, and the Bugatti Director shall be automatically removed from the Board of Directors; and provided further, that the right to elect the Bugatti Director shall be non-transferable, except in the case of a Permitted Transfer to a Permitted Affiliate in accordance with the terms of this Agreement; and provided further, that (A) if an Independent Third Party acquires (directly or indirectly) any portion of the Bugatti Member and (B) the activities of such Independent Third Party would contravene Section 3.19(a) if such Independent Third Party was substituted for the “Bugatti Member Parent” therein (notwithstanding the operation of Section 3.19(f)), then the Bugatti Member shall cease to have any right to elect any Director, and the Bugatti Director shall be automatically removed from the Board of Directors. If the Bugatti Member ceases to have any right to elect any Director, the requirement that the Bugatti Director is required to achieve Supermajority Approval or a quorum pursuant to Section 6.4(a) shall be deemed deleted.
(b)Alternative Directors. A Director may, upon written notice given to the other Directors, at any time and for any period of time, delegate to any individual (an “Alternate Director”) the authority to take any action that may be taken by such Director. The act of an Alternate Director shall be deemed the act of the Director for which such Alternate Director is acting, without the need to produce evidence of the absences or unavailability of such Director, and the term “Director” shall include any Alternate Director that is actually performing the duties of the applicable Director in lieu of that Director.
(c)Initial Board. The initial Directors and Alternate Directors, effective as of the Effective Date, are set forth on Exhibit J. At any time upon written notice to the Company and the other Member, each Member shall be entitled to change the Alternate Directors identified on Exhibit J next to the Directors appointed by such Member.
(d)Director Authority. Except as otherwise specifically provided in this Agreement or by resolution of the Board of Directors, (i) no Director or group of Directors shall have any actual or apparent authority to enter into contracts on behalf of, or to otherwise bind, the Company, or to take any action in the name of or on behalf of the Company or conduct any business of the Company and (ii) no Director shall have the power or authority to delegate to any Person such Director’s rights and powers as a Director to manage the business and affairs of the Company.
(e)Committees. The Board of Directors may establish, name, or dissolve one or more committees of the Board of Directors, each committee to consist of at least one Director appointed by each Member entitled to appoint a Director pursuant to Section 6.2(a). Any committee established pursuant to this Section 6.2(e) shall have and may exercise all the powers and authority delegated to such committee by the Board of Directors.
(f)Chairman. The Chairman of the Board of Directors (the “Chairman of the Board”), if present and acting, shall preside at all meetings of the Board of Directors. The Cobra Member shall appoint the Chairman of the Board. The initial Chairman of the Board is set forth on Exhibit J.
6.3Meetings.
(a)Regular meetings of the Board of Directors shall be held at least quarterly at times and places as shall be designated from time to time by resolution of the Board of Directors without any further notice than such resolution.
(b)Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors or any Member that is entitled to appoint a Director; provided, that the Bugatti Member shall not be entitled to call special meetings if it is then in Bugatti Default.
(c)Notice of a meeting of the Board of Directors will be given to each Director, by personal delivery, telecopier, e-mail, or other electronic transmission at least five (5) Days prior to any regular meeting of the Board of Directors and two (2) Business Days prior to any special meeting of the Board of Directors. Any such notice, or waiver thereof, need not state the purpose of such meeting except as may otherwise be required by Law.
(d)Directors may participate in and hold a meeting of the Board of Directors by means of conference telephone, video conference, or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meetings shall constitute presence in person at the meeting.

(e)Attendance of a Director at a meeting (including pursuant to Section 6.3(d)) shall constitute a waiver of notice of such meeting, except where such Director attends the meeting for the express purposes of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.
(f)The Bugatti Member shall not be permitted to have its Director attend, or vote at, any regular or special meeting if the Bugatti Member is then in Bugatti Default.
6.4Quorum and Voting.
(a)Quorum. The attendance of at least one Cobra Director and the Bugatti Director shall constitute a quorum of the Board of Directors for the transaction of business; provided, however that if the Bugatti Director fails to attend a duly called meeting in accordance with Section 6.3, then a special meeting of the Board of Directors may be called pursuant to Section 6.3(c) and quorum may be complete for such duly called special meeting of the Board of Directors without the Bugatti Director.
(b)Voting. Each Director shall be entitled to cast a number of votes equal to the Percentage Interest held by such Director’s Designating Member at the time of voting on each matter on which such Director is entitled to vote; provided, however, the Cobra Directors may only vote collectively the Percentage Interest held by the Cobra Member. In all matters requiring the vote or consent of the Board of Directors, Section 6.9, Section 6.12, and Section 6.13, as applicable, shall apply. If a Director is not present for any meeting and such Director’s Alternate Director or any other Director with the same Designating Member is present, such present Alternate Director or other such Director shall have the right to cast the vote of such absent Director. For the avoidance of doubt, in no event shall a Director and such Director’s Alternate Director both cast votes on a matter.
(c)Action by Written Consent. Any action required or permitted to be taken at any meeting of the Board of Directors (or any committee thereof) may be taken without a meeting, and without a vote, and (1) if notice of such meeting has been properly provided in accordance with Section 6.2(c), a consent or consents in writing, setting forth the action so taken, are signed by the Directors representing the requisite portion of the voting power of the Board of Directors as then composed to authorize such action as required by this Agreement, or (2) without notice, if unanimously approved by all Directors entitled to vote on such matter. Each written consent shall bear the date and signature of each Director who signs such consent and a copy of such consent shall be promptly given to any Director who has not signed such consent.
6.5Resignation; Removal and Vacancies.
(a)Any Director may resign at any time by giving written notice to the Company and each other Director. The resignation of a Director shall take effect upon receipt of notice thereof or on such date as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
(b)Any Director may only be removed at any time, with or without cause, by its Designating Member. The removal of a Director shall be effective only upon receipt of notice thereof delivered by such Designating Member to the remaining Directors.
(c)Any vacancy on the Board of Directors occurring for any reason may be filled only by the appointment of a replacement Director by the Designating Member of the Director whose death, resignation or removal created such vacancy. The appointment of a new Director by a Member shall be effective upon receipt of notice thereof delivered by such Designating Member to the remaining Directors, or at such later time as may be specified in such notice.

6.6Reliance on Reports. Each Director may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request consent, order, bond, debenture, or other paper or document believed by it to be genuine and to have been signed or presented by the Board of Directors. The Board of Directors may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, and other consultants and advisers selected by it and any act taken or omitted in reliance upon the opinion of such Persons as to matters that the Directors reasonably believe to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.
6.7Officers.
(a)The Board of Directors may appoint agents of the Company as “Officers” of the Company, who shall not be “managers” under the Act. Such Officers shall have the power, authority and duties delegated herein or by resolution of the Board of Directors.
(b)An Officer shall serve until his or her death, resignation, or removal or the expiration of such Officer’s term. Any Officer of the Company may resign at any time by giving written notice to the Board of Directors. The resignation of any Officer shall take effect upon receipt of notice by the Board of Directors or on such date as shall be specified in such notice; and, unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective. An Officer shall automatically cease to be an Officer of the Company upon his ceasing to be a consultant, employee, or officer of one of the Company, the Members or their respective Affiliates.
(c)If any vacancy shall occur in any office, for any reason whatsoever, then the Board of Directors shall have the right to appoint (or not) any new Officer to fill such vacancy.
6.8Director Compensation. No Director shall be entitled to any salary or similar compensation from the Company or its Subsidiaries for serving as a Director, and compensation and benefits for any Director will be set and paid by such Director’s Designating Member or its Affiliate with whom such Officer is employed.
6.9Related Party Activity.
(a)The Members hereby ratify, confirm, and approve the Company’s execution and delivery of, and performance by the Company and its Subsidiaries of its and their obligations under, this Agreement and the Transaction Documents.
(b)Other than the Transaction Documents, in order for the Company or its Subsidiaries to engage in any Related Party Activity, the Company shall (i) deliver all material information relating to the Related Party Activity to the Board of Directors and (ii) obtain the affirmative consent of a majority of the Directors whose Designating Member is not the subject party in such Related Party Activity.
(c)If an amendment to the term of this Agreement is approved on behalf of the Company or its Subsidiary in accordance with this Agreement and such amendment necessitates an identical amendment (mutatis mutandis) to an Affiliate Contract, unless otherwise specified by the Board of Directors, such amendment shall be implemented in such Affiliate Contract without any additional approval or consent on behalf of the Company or such Subsidiary, as applicable; provided, however, that such amendment shall require the approval of the counterparty to such Affiliate Contract that is not the Company or such Subsidiary and the Company shall deliver notice of such amendment to the Board of Directors.

6.10Exculpation; Fiduciary Duties.
(a)Notwithstanding any other provision of this Agreement or any duty otherwise existing at Law or in equity the parties hereby agree that each Member, the Officers, the Directors, the Company Representative and their Affiliates, shall, to the maximum extent permitted by Law, including Section 18-1101 of the Act, owe no fiduciary or quasi-fiduciary duty, or other duty, to the Company, its Subsidiaries, Affiliates, or equity investees, the other Members or Directors or officers, or any other Person bound by this Agreement. Except as otherwise provided in this Agreement, the Members, the Officers, the Directors, and any of their Affiliates shall have no obligations whatsoever, by virtue of the relationships established pursuant to this Agreement, to take or refrain from taking any action that may impact the Company, the Members, or any Subsidiary or Affiliate of the Company or a Member.
(b)A Director shall be entitled to act or omit to act at the direction of its Designating Member, considering only such factors, including the separate interests of the Designating Member (which interests may differ from, and be given priority over, the interests of the Company or its Subsidiaries or any other Member), as such Director or the Designating Member chooses to consider.
(c)The provisions of this Agreement, including this Section 6.10, and Section 2.12, to the extent that they restrict or eliminate fiduciary and other duties of Members, the Company Representative, their Affiliates, Directors or Officers to the Company or its Members otherwise existing at Law or in equity, are agreed by the Members to replace such other duties and liabilities of such Members, the Company Representative, their Affiliates, Directors or Officers.
(d)Whenever in this Agreement, the Board of Directors (or any committee thereof) is permitted or required to take any action or to make a decision or determination in its “good faith” or under another express standard, each Director shall act under such express standard and, to the extent permitted by applicable Law and shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein or to which the Company is a party. References to decisions to be made by a Director or the Board of Directors in its “discretion” or under a grant of similar authority or latitude means that each Director is entitled to take or refrain from taking such action or make such decision or determination in such Director’s sole discretion and consider such interests and factors as such Director desires (including the interests of such Director, such Director’s Designating Member or any of their respective Affiliates) and shall have no duty or obligation to give any consideration to any other interests or factors, it being understood that nothing herein will limit or restrict such Director from taking or omitting to take any actions which it is expressly permitted or required to take or omit for its own account pursuant to this Agreement. With respect to any action taken or decision or determination made by any Director or the Board of Directors (or any committee thereof), it shall be presumed that each Director and the Board of Directors (or such committee thereof) acted in good faith and in compliance with this Agreement and any Person bringing, pleading or prosecuting any claim with respect to any action taken or decision or determination made by the Board of Directors (or any committee thereof) shall have the burden of overcoming such presumption by clear and convincing evidence; provided, that for the avoidance of doubt, this sentence shall not be deemed to increase or place any duty (including any fiduciary duty) on the Board of Directors or its Directors.
6.11Indemnification.
(a)To the fullest extent permitted by Law but subject to the limitations expressly provided in this Agreement, the Indemnitees shall be indemnified and held harmless by the Company from and against any and all Liabilities arising from any and all claims, demands, actions, suits, or proceedings, whether civil, criminal, administrative, or investigative, joint or several, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee (in the Indemnitee’s capacity as such) and with respect to events occurring after the Effective Date; provided, however, with respect to any criminal proceeding, the Indemnitee had no reasonable cause to believe such conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this Section 6.11(a) shall be made only out of the Assets, it being agreed that no Member or any of its Affiliates, in their respective capacities as such, shall, in any event, be personally liable for such indemnification nor shall it or they have any obligation to contribute or loan any monies or property to the Company to enable the Company to effectuate such indemnification.
(b)The Company and the Members hereby acknowledge and agree that (i) an Indemnitee may have certain rights to indemnification, advancement of expenses or insurance provided by Persons other than the Company (collectively, the “Other Indemnitors”), and (ii) the Company shall be the indemnitor of first resort (i.e., the Company’s obligations to any Indemnitee hereunder are primary and any obligation of any Other Indemnitor to advance expenses or to provide indemnification for the same Liabilities incurred by such Indemnitee shall be secondary to the Company). The indemnification provided by Section 6.11(a) shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, and administrators of such Indemnitee.
(c)To the fullest extent permitted by Law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 6.11(a) in defending any claim, demand, action, suit, or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of a written undertaking by or on behalf of such Indemnitee to repay such amount if it shall be determined that such Indemnitee is not entitled to be indemnified as authorized in this Section 6.11.
(d)The Company may purchase and maintain insurance, on behalf of the Officers and Directors and on behalf of such other Persons as the Board of Directors shall determine, against any Liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s activities, regardless of whether the Company would have the power to indemnify such Person against such Liability under the provisions of this Agreement.
(e)An Indemnitee shall not be denied indemnification in whole or in part contemplated under this Section 6.11 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
(f)The provisions of this Section 6.11 are for the benefit of the Indemnitees, their heirs, successors, assigns, and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
(g)No amendment, modification, or repeal of this Section 6.11 or any provision hereof or defined term used herein shall in any manner terminate, reduce, or impair the right of any past, present, or future Indemnitee to be indemnified by the Company, nor the obligation of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 6.11 as in effect immediately prior to such amendment, modification, or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification, or repeal, regardless of when such claims may arise or be asserted.

6.12Matters Requiring Majority Approval. Subject only to Section 6.9 and Section 6.13, any action that receives Majority Approval shall be the act of the Board of Directors.
6.13Matters Requiring Supermajority Approval. None of the Board of Directors, the Company or any of the Officers shall take, or permit the Company or its Subsidiaries to take, any of the actions set forth in this Section 6.13 without Supermajority Approval:
(a)(i) enter into any new line of business and/or (ii) cease or materially diminish any existing line of business of the Company and its Subsidiaries and/or cease to operate in any country within the Territory that is material to the Company and its Subsidiaries, except, solely in the case of the foregoing clause (ii), to the extent reasonably necessary to respond to any Emergency Event, provided that such action is materially consistent with the actions taken by other companies in similarly situated industries as the Business or as would be taken by a reasonably prudent businessperson in response thereto;
(b)approve (i) an Approved Sale, (ii) the conversion of the Company to any other corporate or entity form, or (iii) the merger or consolidation of the Company with or into any other Person;
(c)make, amend or modify any tax election or take any other action that, in each case, would cause the Company to be classified as other than a partnership for U.S. federal income tax purposes;
(d)make any amendment, variation, supplement, modification, or termination of this Agreement or the Certificate (including pursuant to any merger, consolidation, conversion, division, re-domestication, or otherwise), or change the rights, powers, or privileges of any Membership Interests or Members, in each case, other than in accordance with Section 10.13(a);
(e)acquire any entity or all or substantially all of the assets of any entity (or licensing such assets) outside the ordinary course of business of the Company;
(f)(i) sell, assign, license, pledge or encumber any material technology or material intellectual property of the Company other than pursuant to customer contracts entered into in the ordinary course of business, or (ii) otherwise dispose of the assets of the Company or any Subsidiary of the Company outside the ordinary course of business, in each case of clause (i) or (ii), other than in connection with the incurrence by the Company or its Subsidiaries of third party indebtedness for borrowed money in compliance with this Agreement;
(g)incur indebtedness for borrowed money except (A) Member Loans, and (B) third party indebtedness for borrowed money that in the aggregate does not exceed $50 million in outstanding principal indebtedness at any given time;
(h)make any loan or advance to any Person (excluding employees of the Company), other than loans or advances made solely between the Company and its Subsidiaries or solely among the Company’s Subsidiaries;
(i)issue or give any material guaranty, surety or similar agreement on behalf of the Company for the benefit of any Person other than the Company or its Subsidiaries, other than in the ordinary course of business;
(j)except as contemplated in Section 3.8, authorize or consummate non-pro rata redemptions by the Company of any Membership Interests;

(k)increase the size of the Board of Directors;
(l)subject to Article 9, dissolve the Company, or commence or consent to any Bankruptcy relating to the Company or any Subsidiary;
(m)issue profits interests, incentive interests or other similar interests to a Director, Officer, employee or another service provider of the Company or its Subsidiaries;
(n)approve, permit, undertake or permit the making of any Capital Contribution after the Effective Date;
(o)authorize, approve or otherwise cause the Company to make any distribution of property in respect of the Membership Interests other than pursuant to Section 9.2; and
(p)enter into any agreement or arrangement providing for or otherwise committing to take any of the foregoing actions in this Section 6.13.
ARTICLE 7
RESERVED
ARTICLE 8
INSPECTION; BOOKS AND RECORDS; TAXES
8.1Maintenance of Books and Records. The Company shall keep at its principal office books and records of the Company, its Subsidiaries, and Affiliates, supporting documentation of the transactions with respect to the conduct of the Company’s, its Subsidiaries’ and Affiliates’ business and affairs and minutes of the proceedings of the Board of Directors and the Members and the governing bodies and owners of the Company’s Subsidiaries and Affiliates. The records shall include: (a) information regarding the state of the business and financial condition of the Company; (b) a copy of this Agreement and the Certificate and the organizational documents of the Company’s Subsidiaries and Affiliates; and (c) a current list of the names and last known business, residence, or mailing addresses of all Directors and Officers.
8.2Tax Statements. The Company shall prepare and deliver (or cause to be prepared and delivered) to each Person who was a Member at any time during the immediately preceding tax year (i) within ninety (90) Days after the end of each Fiscal Year, an estimated Schedule K-1 (and any similar form prescribed for applicable state and local income tax purposes) based on the best-available information to date together with good faith estimates of such additional information as may be required by the Members (or their owners) in order to file their individual tax returns reflecting the Company’s operations, including its apportionment schedules, for the immediately preceding tax year (or portion thereof), and (ii) in no event later than thirty (30) Days prior to the individual or corporate filing deadline (with extensions) for U.S. federal income taxes for calendar year filers (whichever is earlier), a final version of the Company’s U.S. federal income tax return and a final Schedule K-1 (and any similar form prescribed for applicable state and local income tax purposes) together with such additional information as may be required by the Members (or their owners) in order to file their tax returns on a timely basis (including extensions) for such tax year. The Company shall bear the costs of the preparation and filing of its tax returns.
8.3Accounts. The Board of Directors shall establish, or direct or authorize any Officer to establish, one or more separate bank and investment accounts and arrangements for the Company, which shall be maintained in the Company’s name with financial institutions and firms that the Board of Directors, or any Officer so directed or authorized, determines.

8.4Accountants; Financial Information and Inspection.
(a)The books and records of the Company shall be maintained and prepared in conformity with GAAP. The accountants for the Company shall be the same accounting firm that is the auditor of the Cobra Member.
(b)At all times during the continuance of the Company, the books of account will be kept by the Company in accordance with this Agreement and applicable Law.
(c)In addition to any other rights that may be provided under the Act, each Member (other than the Bugatti Member if it is then in Bugatti Default) shall have the right at reasonable times during usual business hours upon prior notice to the Company to designate representatives that may (i) examine and make copies of the books and records of the Company and its Subsidiaries, (ii) visit the facilities of the Company and its Subsidiaries, or (iii) inspect the Assets with regard to the Company’s and its Subsidiaries’ compliance with all applicable safety, health, and similar requirements applicable to the Company, its Subsidiaries or the Assets. The costs and expenses incurred in connection with any Member’s exercise of its rights permitted pursuant to this Section 8.4(c) shall be borne by such Member. Each Member hereby indemnifies and holds harmless the Company and each of its Subsidiaries and Affiliates, each Member other than itself and each officer, manager, director, employee, agent, or consultant of the foregoing (each an “Indemnified Person”) from and against any and all Liabilities relating to or arising out of or with respect to or in connection with such Member’s exercise of its rights permitted pursuant to this Section 8.4(c).
(d)No later than ten (10) Days after each date on which the Cobra Member Parent files a quarterly report on Form 10-Q with the SEC in respect of the prior applicable fiscal quarter, the Company shall give or cause to be given to each Member an unaudited consolidated balance sheet, income statement, and statement of cash flows for such fiscal quarter.
(e)No later than ten (10) Days after each date on which the Cobra Member Parent files an annual report on Form 10-K with the SEC in respect of the prior applicable Fiscal Year, the Company shall give or cause to be given to each Member unaudited financial statements, including a consolidated balance sheet, a consolidated income statement, and a consolidated statement of cash flows for the immediately preceding Fiscal Year. Annual financial statements must be prepared in accordance with GAAP, subject to the lack of footnotes.
(f)The Company shall give or cause to be given to each Member (i) an annual budget for the Company for such Fiscal Year promptly after it becomes available, but no later than thirty (30) days after the beginning of each Fiscal Year and (ii) promptly upon preparation thereof any other significant budgets prepared by the Company and any revisions of such annual or other budgets and all budget, operational and/or financial reporting packages (whether monthly, quarterly, annual and/or otherwise) prepared for management reporting purposes to the Board of Directors.
(g)At the reasonable request of a Member, the Company shall provide such Member access to such additional information to the extent already in the Company’s possession in the ordinary course, including models, forecasts, accounting records, and reasonable access during normal business hours to the directors, managers, officers and key employees of the Company and the Company shall use commercially reasonable efforts to provide reasonable access to the independent accountants of the Company, to allow such Member to complete a valuation of the Company to the extent required for the preparation of such Member’s own financial statements.
(h)The Company shall deliver to the Members or otherwise provide the Members such other information of the Company which is reasonably requested by any Member

(i) in order to properly withhold taxes, file tax returns and reports or furnish tax information to such Member’s direct or indirect equity holders or partners or (ii) to comply with SEC or other legal requirements relating to the beneficial ownership, directly or indirectly, by such Member or its Affiliates of Membership Interests.
8.5Tax Returns. The Board of Directors shall arrange for the preparation and timely filing of all income and other tax and informational returns of the Company, including making the elections described in Section 8.6. The Members agree (a) to take all actions reasonably requested by the Company or the Company Representative to comply with Sections 6225 or 6226 of the Code and the obligations of the Company Representative and providing confirmation thereof to the Company Representative and (b) furnish to the Company any reasonably requested certificates or statements required in connection with the tax matters of the Company. Any reasonable, documented cost or expense incurred by the Company or the Company Representative in connection with the roles and responsibilities described in this Section 8.5 shall be paid or reimbursed by the Company. The Company shall use commercially reasonable efforts to deliver to the Bugatti Member a draft all income and other tax and informational returns of the Company at least fifteen (15) Days prior to filing such tax and informational returns for the Bugatti Member’s review and comment, and the Company shall, exercising good faith, take into account any reasonable comments the Bugatti Member may have to such draft tax and informational returns in connection with filing such returns.
8.6Tax Elections.
(a)The Company and any eligible Subsidiary shall make an election (or continue a previously made election) pursuant to Section 754 of the Code for the taxable year of the Company that includes the Effective Date, and shall not thereafter revoke such election unless required to do so by applicable Law. In addition, the Company shall make the following elections on the appropriate forms or tax returns:
(i)to adopt the calendar year as the Company’s Fiscal Year, if permitted by the Code;
(ii)to adopt the accrual method of accounting;
(iii)to elect to deduct the organizational expenses of the Company as permitted by Section 709(b) of the Code;
(iv)to elect to deduct the start-up expenditures of the Company as permitted by Section 195(b) of the Code; and
(v)any other election not specifically addressed in this Agreement and any determination made by the Company Representative pursuant to the Partnership Tax Audit Rules as further described in Section 8.7 that the Company Representative may deem appropriate and in the best interests of the Company, provided, that, the Company Representative shall obtain the prior written consent of the Bugatti Member, which shall not be unreasonably withheld, conditioned or delayed, if such election or determination will materially change or affect the relative economic interests of the Members.
(b)The Company shall not make any election to be an association taxable as a corporation for U.S. federal income tax purposes (including by filing any U.S. Internal Revenue Service Form 8832 that would cause the Company to be taxed as a corporation for U.S. federal income tax purposes).
(c)Neither the Company nor any Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state Law, and no provision of this Agreement shall be construed to sanction or approve such an election.
8.7Company Representative. The Cobra Member is specially authorized and appointed to act as the Company Representative, and in any similar capacity under state or local Law, and to designate a “designated individual” in accordance with Treasury Regulations Section 301.6223-1(b)(3). The Company Representative and designated individual may retain, at the Company’s expense, such outside counsel, accountants and other professional consultants as it may reasonably deem necessary in the course of fulfilling its obligations as Company Representative, including (i) whether to commence or settle any judicial or administrative proceeding with respect to any Company tax return, (ii) settle any audit or agree to a notice of final partnership adjustment with respect to any Company tax return with a taxing authority concerning the adjustment of any Company item and (iii) enter into any agreement with a taxing authority to extend the period for assessing any U.S. federal income tax that is attributable to any item that may be the subject of an audit of a U.S. federal income tax return of the Company. Each Member agrees to cooperate with the Company Representative and to do or refrain from doing any or all things reasonably requested by the Company Representative with respect to the conduct of such proceedings. The Company Representative and the designated individual, individually or on behalf of the Company Representative, may (but shall not be required to): (i) make the election provided by Section 6221(b) of the Partnership Tax Audit Rules to have Subchapter C of Chapter 63 of the Code not apply and (ii) make the so-called “push out” election provided in Section 6226 of the Partnership Tax Audit Rules with respect to an “imputed underpayment” described in Section 6225(b) of the Partnership Tax Audit Rules. The Members shall cooperate in good faith in order to minimize the financial burden on the Company of any imputed underpayment under Section 6225 of the Code (or any successor provision), including cooperating with the Company Representative’s election and/or the furnishing of statements pursuant to Section 6226 of the Code or through the adoption of the procedure established by Section 6225(c) of the Code (or any successor provision) (including for example, a “push out” election as provided in Section 6226 of the Partnership Tax Audit Rules with respect to an “imputed underpayment” described in Section 6225(b) of the Partnership Tax Audit Rules). In acting as Company Representative, the Cobra Member shall act, to the maximum extent possible, to cause income, gain, loss, deduction and credit of the Company, and adjustments thereto, to be allocated or borne by the Members in the same manner as such items or adjustments would have been borne if the Company could have effectively made an election under Section 6221(b) of the Code or similar state or local provision with respect to the taxable period at issue. The Company Representative shall keep the Bugatti Member (and its designated advisors) reasonably informed of any material audit or administrative or judicial proceedings with respect to the tax matters of the Company and its Subsidiaries.
8.8Withholding Tax Payments and Obligations.
(a)The Company and its Subsidiaries may withhold from distributions, allocations or portions thereof if it is required to do so by any applicable Law, and each Member hereby authorizes the Company and its Subsidiaries to withhold or pay on behalf of or with respect to such Member any amount of taxes that the Company Representative determines, in good faith, that the Company or any of its Subsidiaries is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement.
(b)To the extent that any tax is paid by (or withheld from amounts payable to) the Company or any of its Subsidiaries and the Company Representative determines, in good faith, that such tax relates to one or more specific Members (including any tax payable by the Company or any of its Subsidiaries pursuant to Section 6225 of the Code with respect to items of income, gain, loss deduction or credit allocable or attributable to such Member), such tax shall be treated as an amount of taxes withheld or paid with respect to such Member pursuant to this Section 8.8.

(c)If any proceeds paid to the Company are reduced on account of taxes withheld at the source, and such taxes are imposed on or with respect to one or more Members, then the amount of the reduction shall be borne by the relevant Members and treated as if such amount was paid by the Company with respect to such Member(s) pursuant to this Section 8.8. If any proceeds paid to the Company are reduced on account of taxes withheld at the source, and such taxes are imposed on the Company without regard to a Member’s interest in the Company (such as an unincorporated business tax, excise tax or sales tax, provided that in no case shall any tax payable by the Company or any of its Subsidiaries pursuant to Section 6225 of the Code, withholding taxes or other method of collecting taxes indirectly from Members of the Company in respect of a Member’s allocable share of Company income be treated as an expense of the Company), then the amount of the reduction shall be treated as an expense of the Company.
(d)For all purposes under this Agreement, any amounts withheld or paid with respect to a Member pursuant to this Section 8.8 shall be treated as if distributed to such Member at the time such withholding or payment is made. If it is reasonably anticipated that, at the due date of the Company’s withholding obligation, the cumulative amount of such withholding or payment for any period will exceed the distributions to which such Member is entitled for such period, then the Member with respect to which the withholding obligation applies shall pay to the Company the amount of such excess within thirty (30) Days after notice by the Company. If a Member fails to make the required payment when due hereunder, and the Company nevertheless pays the withholding, in addition to the Company’s remedies for breach of this Agreement, such amount shall be considered a recourse loan from the Company to such Member, with interest accruing at the Prime Rate in effect from time to time, compounded annually. The Company Representative may, in its discretion, either (i) demand payment of the principal and accrued interest on such demand loan at any time (which payment shall not be deemed a Capital Contribution for purposes of this Agreement), and enforce payment thereof by legal process, or (ii) withhold from one or more distributions to a Member amounts sufficient to satisfy such Member’s obligations under any such demand loan, which payments or distributions shall be applied first to interest and then to principal until such loan is repaid in full.
(e)Neither the Company nor the Company Representative shall be liable for any excess taxes withheld in respect of any Member, and, in the event of overwithholding, a Member’s sole recourse shall be to apply for a refund from the appropriate Governmental Authority. Each Member hereby agrees to indemnify and hold harmless the Company, the other Members, the Company Representative from and against any Liability for taxes with respect to income attributable to or distributions or other payments to such Member.
(f)Notwithstanding any other provision of this Agreement, (i) any Person who ceases to be a Member shall be treated as a Member for purposes of this Section 8.8 and (ii) the obligations of a Member pursuant to this Section 8.8 shall survive indefinitely with respect to any taxes withheld or paid by the Company that relate to the taxable period of the Company during which such Person was actually a Member, regardless of whether such taxes are assessed, withheld or otherwise paid during such period.
8.9Unitary/Combined Tax Reporting.
(a)In the event the Company does not file its own tax report for any state tax purposes, but instead is part of an affiliated group engaged in a unitary business that files a combined group report (a “Unitary/Combined Tax Report”), the methodology set forth in this Section 8.9 shall be used to determine the amount of reimbursement due to the applicable Member (the “Combined Reporting Member”) as a result of having to include the Company in the Unitary/Combined Tax Report of such Member (or an Affiliate of such Member). Any Member that is not a Combined Reporting Member shall be referred to as a “Reimbursing Member.”

(b)For each privilege or taxable period, the Combined Reporting Member will compute (i) such Combined Reporting Member’s actual unitary tax Liability (“Actual Unitary Tax Liability”), (ii) such Combined Reporting Member’s hypothetical unitary state tax Liability excluding any tax Liability arising from such Combined Reporting Member’s ownership of the Company (“Stand-Alone Tax Liability”), and (iii) difference between the Actual Unitary Tax Liability and the Stand-Alone Tax Liability (“Resulting Tax Liability”). The Actual Unitary Tax Liability, Stand-Alone Tax Liability, and Resulting Tax Liability (along with any supporting work papers) will be provided to the Reimbursing Member for review at least thirty (30) Days prior to the due date of the Unitary/Combined Tax Report of the Combined Reporting Member (or its Affiliate) related to the applicable period. The Reimbursing Member shall have ten (10) Days to review the Resulting Tax Liability and provide any comments to the Combined Reporting Member. If the Members cannot agree on the Resulting Tax Liability, the Members shall engage the Accountant to determine the Resulting Tax Liability. Subject to Section 8.9(d), the determination of the Accountant shall be considered final and binding on the Members as the Resulting Tax Liability for purposes of determining reimbursement under this Section 8.9. All costs associated with the Accountant shall be borne by the Members in proportion to their respective Percentage Interest. The Reimbursing Members shall bear the Resulting Tax Liability based on their respective Percentage Interest.
(c)Within five (5) Days of any tax payment (including estimated tax payments) by the Combined Reporting Member (or its Affiliate) with respect to a Unitary/Combined Tax Report, each Reimbursing Member shall reimburse the Combined Reporting Member for its share of the Resulting Tax Liability.
(d)In the event of any tax audit adjustments impacting the calculation of the Resulting Tax Liability for any privilege or taxable period, the Resulting Tax Liability for any such period shall be redetermined by the Combined Reporting Member and any prior reimbursement under Section 8.9(c) shall be adjusted consistent with such redetermination (the “Adjusted Resulting Tax Liability”). The Adjusted Resulting Tax Liability (along with any supporting work papers) will be provided to the Reimbursing Member for review within thirty (30) Days following the final settlement of the applicable audit. The Reimbursing Member shall have ten (10) Days to review the Adjusted Resulting Tax Liability and provide any comments to the Combined Reporting Member. If the Members cannot agree on the Adjusted Resulting Tax Liability, the Members shall engage the Accountant to determine the Adjusted Resulting Tax Liability. The determination of the Accountant shall be considered final and binding on the Members as the Adjusted Resulting Tax Liability for purposes of determining any reimbursement adjustments under this Section 8.9(d). All costs associated with the Accountant shall be borne by the Members in proportion to their respective Percentage Interest.  Any payments due by the Reimbursing Member to the Combined Reporting Member (or vice-versa) as a result of the determination of the Adjusted Resulting Tax Liability shall be made within thirty (30) Days following the final determination of the Adjusted Resulting Tax Liability. The Company shall have a right of set-off against distributions to any Member for amounts to be paid or indemnified pursuant to this Section 8.9(d) (or otherwise pursuant to this Section 8.9), and any amount so withheld shall be treated as an amount distributed to such Member for all purposes under this Agreement.
ARTICLE 9
DISSOLUTION, LIQUIDATION AND TERMINATION
9.1Dissolution. Subject to the provisions of Section 9.2 and any Laws, the Company shall dissolve and its affairs shall be wound up only on the first to occur of the following (each a “Liquidating Event”):
(a)Supermajority Approval;

(b)entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act; and
(c)the occurrence of any event which requires dissolution of a limited liability company under the Act, except that the Company shall not be dissolved pursuant to this Section 9.1(c) if, within ninety (90) Days after the occurrence of such event, the last remaining Member consents to the continuation of the Company.
9.2Liquidation and Termination. Subject to Section 9.2(d), upon dissolution of the Company, the Cobra Member (unless another Person is selected by the Board of Directors) shall act as a liquidator (“Liquidator”). The Liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the Liquidator shall continue to operate the Company properties for a reasonable period of time to allow for the sale of all or a part of the Assets with all of the power and authority of the Members. The steps to be accomplished by the Liquidator are as follows:
(a)as promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made of the Company’s assets, liabilities, and operations through the last Day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;
(b)the Liquidator shall cause any notices required by Law to be given to each known creditor of and claimant against the Company in the manner described by such Law;
(c)upon dissolution of the Company, the Liquidator shall either sell the Assets at the best price available, or the Liquidator may distribute to the Members all or any portion of the Assets in kind. The property of the Company shall be liquidated as promptly as is consistent with obtaining the fair value thereof. The Liquidator may sell any or all Company property, including to one or more of the Members; provided, however, that any such sale to a Member must be made on an arm’s length basis under terms which are in the best interest of the Company. If any Assets are sold or otherwise liquidated for value, the Liquidator shall proceed as promptly as practicable in a commercially reasonable manner to implement the procedures of this Section 9.2(c); and
(d)subject to the terms and conditions of this Agreement and the Act (especially Section 18-803), the Liquidator shall distribute the Assets in the following order:
(i)the Liquidator shall pay, satisfy, or discharge from Company funds all of the debts, liabilities, and obligations of the Company, including all expenses incurred in liquidation or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the Liquidator may reasonably determine); provided, however, that such payments shall not include any Capital Contributions described in Article 4 or any other obligations in favor of the Members created by this Agreement; and
(ii)all remaining Assets shall be distributed to the Members in accordance with Section 5.5.
(e)The distribution to a Member in accordance with the provisions of this Section 9.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its share of all the Company’s property.

9.3Provision for Contingent Claims.
(a)The Liquidator shall make a reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured claims and obligations, actually known to the Company but for which the identity of the claimant is unknown; and
(b)If there are insufficient assets to both pay the creditors pursuant to Section 9.2 and establish the provision contemplated by Section 9.3(a), the claims shall be paid as provided for in accordance to their priority, and, among claims of equal priority, ratably to the extent of assets therefor.
9.4Deficit Capital Accounts. No Member shall have any obligation to restore any negative balance in its Capital Account at any time (including upon liquidation of the Company).
9.5Deemed Contribution and Distribution. In the event the Company is “liquidated” within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g) but no Liquidating Event has occurred, the Company’s property shall not be liquidated, the Company’s liabilities shall not be paid or discharged, and the Company’s affairs shall not be wound up. Instead, solely for U.S. federal income tax purposes, the Company shall be deemed to have contributed all Company property and liabilities to a new partnership in exchange for an interest in such new partnership and, immediately thereafter, the Company will be deemed to liquidate by distributing interests in the new partnership to the Members.
9.6Certificate of Cancellation. On completion of such final distribution, the Liquidator shall file a Certificate of Cancellation with the Secretary of State of the State of Delaware, cancel any other filings made pursuant to Section 2.6, and take such other actions as may be necessary to terminate the existence of the Company.
ARTICLE 10
GENERAL PROVISIONS
10.1Notices. Any notice, request, demand, and other communication required or permitted to be given or made hereunder (each a “Notice”) shall be in writing and shall be deemed to have been duly given or made if (a) delivered personally, (b) transmitted by first class registered or certified mail, postage prepaid, return receipt requested or by electronic email, or (c) delivered by prepaid overnight courier service, in each case, to a Member at the addresses set forth on Exhibit F (or at such other addresses as shall be specified by a Member by similar notice). Notices shall be effective (i) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (ii) if mailed, upon the earlier of five (5) Days after deposit in the mail or the date of delivery as shown by the return receipt therefor or (iii) if delivered by electronic mail, upon an affirmative acknowledgment of receipt by the recipient thereof. Whenever any notice is required to be given by Law, the Certificate, or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.
10.2Entire Agreement. This Agreement, the Transaction Documents, and the other agreements entered into on the Effective Date in connection with the foregoing (together with the exhibits and schedules of each of the foregoing), constitute the entire agreement among the Members with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Members with respect to the subject matter hereof.
10.3Waiver. No waiver by any Member or the Company of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Member (or the Company, as applicable) so waiving. No waiver by any Member or the Company shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. Except as specifically set forth in this Agreement, no failure by a Member or the Company to exercise, or delay in exercising, any right, remedy, power, or privilege hereunder shall operate or be construed as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.
10.4Non-Compensatory Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE MEMBERS AND THE COMPANY WAIVE ANY AND ALL RIGHTS, CLAIMS OR CAUSES OF ACTION AGAINST ONE ANOTHER ARISING UNDER THIS AGREEMENT FOR ANY LOST PROFITS, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, CONSEQUENTIAL, REMOTE, OR SPECULATIVE DAMAGES (WHETHER IN TORT, CONTRACT, OR OTHERWISE), SAVE AND EXCEPT SUCH DAMAGES (A) PAYABLE WITH RESPECT TO INDEPENDENT THIRD PARTY CLAIMS, OR (B) THAT WOULD OTHERWISE BE RECOVERABLE UNDER APPLICABLE LAW IN AN ACTION FOR BREACH OF CONTRACT. To the extent permitted by Law, any statutory remedies inconsistent with these terms are waived by the Members.
10.5Binding Effect. This Agreement is binding upon and shall inure to the benefit of the Members, the Company, and their respective executors, administrators, successors, and legal representatives.
10.6Governing Law; Construction. All questions with respect to the execution, validity, interpretation, and performance of this Agreement and the rights and liabilities of the parties hereto will be governed by the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware or any rule of construction or interpretation based upon which party drafted this Agreement.
10.7Dispute Resolution.
(a)Except as expressly set forth in this Agreement, any dispute, controversy or claim arising out of or relating to the transactions contemplated by this Agreement, or to the negotiation, execution or performance thereof, or to the inducement of the parties hereto enter therein, or the validity, interpretation, breach, violation or termination of any such agreement, including claims seeking redress or asserting rights under any Law (a “Dispute”), shall be resolved exclusively in accordance with the procedures set forth in this Section 10.7; provided, however, that nothing contained in this Section 10.7 will limit any party’s right to pursue remedies available under Section 10.10 or Section 3.19 or bring post arbitration actions seeking to enter judgment on an award, or to confirm or enforce an arbitration award.
(b)In the event of any Dispute, the parties hereto shall first refer the Dispute to settlement proceedings administered by the International Centre for Dispute Resolution (the “ICDR”) in accordance with its International Mediation Rules (the “ICDR Mediation Rules”), without prejudice to any party’s right to seek interim emergency or conservatory measures of protection at any time; provided, however, that if such party chooses to apply to a court for interim emergency or conservatory relief, then it may only do so in the courts specified in Section 10.8. If such Dispute has not been settled pursuant to said ICDR Mediation Rules within sixty (60) days following the filing of a request for mediation or within such other period as the parties may agree in writing or which may be shortened due to the appointment of an emergency arbitrator, such Dispute shall be finally settled under the International Arbitration Rules of the ICDR by one or more arbitrators appointed in accordance with such rules. The seat, or legal place, of arbitration shall be Houston, Texas. The language to be used in the mediation and in the arbitration shall be English. A judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, and each of the parties hereto hereby irrevocably and unconditionally consents and submits to the personal jurisdiction of such court for such purpose.
(c)The parties hereto, and their respective Affiliates and representatives, agree to keep confidential the existence of any mediation or arbitration conducted under this Section 10.7, including, but not limited to all materials issued, submitted or exchanged in any such mediation or arbitration (including all documents and other materials produced by another Person in the mediation or arbitration), and all testimony and transcripts, except insofar as such documents are already in the public domain or to the extent that disclosure may be required by legal duty (including as necessary to comply with applicable Laws and/or stock exchange rules), to pursue or protect a legal right, or to recognize, enforce, or challenge an award before a court or other judicial authority.
10.8Consent to Jurisdiction and Venue. Each of the parties hereto hereby irrevocably and unconditionally consents and submits to the personal jurisdiction and exclusive venue of the Texas Business Court located in Houston, Texas (or, if the Texas Business Courts are unavailable or lack jurisdiction, then the federal courts located in the Southern District of Texas or, if the federal courts located in the Southern District of Texas lack jurisdiction, then the state courts located in Harris County, Texas), with respect to any Action to enforce a party’s rights or remedies available under Section 10.10 or Section 3.19, and each of the parties hereto expressly consents and submits to and agrees that venue is proper in said courts. Each of the parties hereto hereby expressly waives any and all personal rights under applicable Law or in equity to object to the jurisdiction and venue of said courts, including the defense of an inconvenient forum to the maintenance of such Action in any such court. Each party hereto hereby authorizes and agrees to accept service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section 10.8 by registered or certified mail, return receipt requested, postage prepaid to its address for the giving of notices as set forth in this Agreement.
10.9WAIVER OF RIGHT TO JURY TRIAL. EACH PARTY HERETO WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH, THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THEREWITH OR THE ADMINISTRATION THEREOF OR THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY HERETO SHALL SEEK A JURY TRIAL IN ANY ACTION, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENTS OR RELATED INSTRUMENTS. NO PARTY HERETO SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY HERETO CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 10.9. NO PARTY HERETO HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 10.9 SHALL NOT BE FULLY ENFORCED IN ALL INSTANCES.
10.10Equitable Relief. Each party hereto acknowledges that it shall be inadequate or impossible, or both, to measure in money the damage to the Company and the Members, if any party hereto (or any of its successors or permitted assigns) fails to comply with any of the restrictions or obligations imposed by this Agreement, and that in the event of any such failure, the Company and the Members shall not have an adequate remedy at law or in damages. Therefore, each party hereto consents to allow the other parties to seek an injunction or the enforcement of other equitable remedies against such party at the suit of an aggrieved party without the posting of any bond or other security, to compel specific performance of all of the terms of this Agreement, and, to the fullest extent permitted by Law, waives any defenses thereto, including the defenses of: (a) failure of consideration; (b) breach of any other provision of this Agreement; (c) availability of relief in damages; (d) any defense in any action for specific performance that a remedy at law will be adequate; and (e) any requirement under any Law to post security as a prerequisite to obtaining equitable relief. Notwithstanding the foregoing, each party hereto agrees that a party may raise in response to any action for equitable relief that such party contests the existence of a breach or threatened breach of this Agreement.
10.11No Right to Action for Dissolution or Partition. To the greatest extent permitted by Law, no Member has any right to maintain any action for dissolution of the Company or for partition of the property of the Company.
10.12Third-Party Beneficiaries. Nothing in this Agreement is intended to or shall confer upon any Person other than the Members, and their successors and assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that the Indemnitees, the Indemnified Persons, and their respective executors, administrators, successors, and legal representatives shall be considered to be third-party beneficiaries of this Agreement.
10.13Amendments.
(a)Each Member agrees that the Board of Directors may adopt amendments, supplements, or modifications to this Agreement or the Certificate that are required to reflect:
(i)a change in the name of the Company, the location of the principal place of business of the Company, or the registered agent or office of the Company;
(ii)admission or substitution of Members whose admission or substitution has already received the requisite approval in accordance with this Agreement;
(iii)a change that the Board of Directors believes is reasonable and necessary or appropriate to (A) qualify or continue the qualification of the Company as a limited liability company under the Laws of any state or (B) comply with applicable Law; and
(iv)an amendment that is necessary, in the opinion of counsel, to prevent the Company or its Officers from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor.
(b)Additionally, any other amendment, supplement, termination, or modification of this Agreement or the Certificate shall be effective if approved by the Board of Directors in accordance with Section 6.13(d); provided, however, that no amendment, supplement, or modification that would materially and adversely affect any Member’s rights under this Agreement or the Certificate shall be effective against such Member without such Member’s prior written consent; provided further, that no amendment, supplement, termination, or modification of Section 3.3, Section 3.8, Section 3.17, Section 3.19, Section 3.20, Section 6.13, or this Section 10.13 shall be binding unless approved by and executed in writing by all of the Members.

10.14Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company in its capacity as such.
10.15Disclosure; Public Announcements. Each Member and the Company shall consult with the other Member before such Member, the Company, or any of their respective Affiliates issues any press release or otherwise makes any public statement, in each case with respect to such Members, the Company, or the Assets. None of the Members, the Company, or their respective Affiliates shall issue any such press release or make any such public statement without approval of the Board of Directors, which approval shall not be unreasonably withheld, conditioned, or delayed; provided, however, that nothing in this Section 10.15 shall prohibit a Member, the Company, or any of their respective Affiliates from making any press release or public statement that is (a) required to be issued or made under any applicable Law, the rules of any national stock exchange, or pursuant to any listing agreement with such national stock exchange; (b) issued or made in response to any order of any Governmental Authority; or (c) issued or made in the context of earnings releases or analyst presentations related to the businesses of any of the Members; and provided further, that, to the fullest extent permitted by applicable Law, each such Person issuing a press release or making a public disclosure will provide the other Member and the Company, as applicable, with a copy of such proposed press release or public disclosure at least twenty-four hours prior to its release or disclosure.
10.16INDEMNITIES; CONSPICUOUS NOTICE. EACH INDEMNIFIED PERSON SHALL BE INDEMNIFIED PURSUANT TO SECTION 8.4(c), NOTWITHSTANDING THE FACT THAT ANY OF THE LIABILITIES ARE OR WERE (a) FORESEEABLY CAUSED OR ALLEGED TO BE CAUSED, IN WHOLE OR IN PART, (i) BY THE SOLE, JOINT, OR CONCURRENT NEGLIGENCE, CONTRACTUAL COMPARATIVE NEGLIGENCE, OR OTHER FAULT OF SUCH PERSON OR (ii) WITHOUT ANY FAULT OF ANY SUCH PERSON, OR (b) ATTRIBUTABLE TO STRICT LIABILITY OR NO-FAULT LIABILITY OF SUCH PERSON; PROVIDED, HOWEVER, THAT NO INDEMNIFIED PERSON SHALL BE INDEMNIFIED PURSUANT TO SECTION 8.4(c), FOR LIABILITIES TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE, BAD FAITH, OR WILLFUL MISCONDUCT OF SUCH PERSON. THE INDEMNIFICATION PROVISION SET FORTH IN SECTION 8.4(c) HAS BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL AND ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT. THE COMPANY AND EACH MEMBER (INCLUDING EACH SUBSTITUTED MEMBER AND EACH ADDITIONAL MEMBER) ACKNOWLEDGE THAT THE INTENT OF THIS STATEMENT IS CLEAR AND UNEQUIVOCAL AND THIS STATEMENT CONSTITUTES CONSPICUOUS NOTICE.
10.17Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all Members, notwithstanding that all such Members are not signatories to the original or the same counterpart. Facsimile copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.
10.18Certain Acknowledgments. Upon execution and delivery of a counterpart to this Agreement or a Joinder, each Member (including each Substituted Member and each additional Member) shall be deemed to acknowledge to the Company as follows: (a) the Cobra Member has retained Bracewell LLP in connection with the transactions contemplated hereby and may retain Bracewell LLP as legal counsel in connection with the Cobra Member’s investment in the Company, (b) unless otherwise specifically set forth in a written engagement letter with Bracewell LLP, Bracewell LLP is not representing the Company or any Member (other than the Cobra Member) in connection with the transactions contemplated hereby and if any Person wishes counsel on the transactions contemplated hereby, such Person shall retain its own independent counsel, (c) the Bugatti Member has retained McDermott Will & Emery LLP in connection with the transactions contemplated hereby and may retain McDermott Will & Emery LLP as legal counsel in connection with the Bugatti Member’s investment in the Company, and (d) unless otherwise specifically set forth in a written engagement letter with McDermott Will & Emery LLP, McDermott Will & Emery LLP is not representing the Company or any Member (other than the Bugatti Member) in connection with the transactions contemplated hereby and if any Person wishes counsel on the transactions contemplated hereby, such Person shall retain its own independent counsel.
[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

COMPANY:

BAKER HUGHES PRESSURE CONTROL LLC

By: /s/ Ryan Brown
Name:    Ryan Brown
Title: Authorized Person

Signature Page to Amended and Restated LLC Agreement of Baker Hughes Pressure Control LLC

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

COBRA MEMBER:

CACTUS UK HOLDING LTD

By: /s/ Scott Bender
Name:    Scott Bender
Title: Chief Executive Officer

Signature Page to Amended and Restated LLC Agreement of Baker Hughes Pressure Control LLC

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

COBRA PARENT:

Solely for purposes of Section 3.8(g), Section 3.19 and Section 3.21

CACTUS, INC.

By: /s/ Scott Bender
Name:    Scott Bender
Title: Chief Executive Officer

Signature Page to Amended and Restated LLC Agreement of Baker Hughes Pressure Control LLC

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

BUGATTI MEMBER:

BAKER HUGHES PRESSURE CONTROL HOLDINGS LLC

By: /s/ Ryan Brown
Name:    Ryan Brown
Title: Authorized Person

Signature Page to Amended and Restated LLC Agreement of Baker Hughes Pressure Control LLC

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

BUGATTI PARENT:

Solely for purposes of Section 3.19,

BAKER HUGHES COMPANY

By: /s/ Fernando Contreras
Name:    Fernando Contreras
Title: Vice President and Corporate Secretary

Signature Page to Amended and Restated LLC Agreement of Baker Hughes Pressure Control LLC

EXHIBIT A

ADJUSTED EBITDA – PRINCIPLES AND ILLUSTRATION
Definition of EBITDA for Exit Valuation Calculation
Adjusted EBITDA means, with respect to the Business, the net income for the previous 4 quarters calculated as of the most recently-completed quarter-end date, calculated in accordance with GAAP, as applied by the Company, excluding, without duplication (to the extent any of the following have been charged, expensed or deducted in computing such earnings they shall be added back and to the extent any of the following have been added therein to increase such earnings, they shall be deducted):
a)interest expense or similar charges (including any charges in respect of the incurrence of debt or with respect to the amortization of capitalized debt issuance costs, factoring costs, any charges or interest resulting from finance or capital leases or other purchase arrangements and the fees paid or payable for guarantees, hedges, interest rate swaps or letters of credit);
b)tax expense (including any fines, late payment interest and/or penalties paid or to be paid to the tax authorities or other Governmental Authority);
c)depreciation and amortization including accelerated depreciation expense, impairment charges or assets write off;
d)the following items:
i)dividend income or expense,
ii)parent guarantee expenses, but excluding, for the avoidance of doubt, any cost or expense associated with any guarantees, letters of credit, surety bonds or other similar contractual support obligations issued by a bank or other financial institution,
iii)any gain or losses of a capital nature (including, for the avoidance of doubt, those arising from any sale and leaseback arrangements or from the sale, disposal or scrapping of any fixed asset or equipment),
iv)minority interest and non-controlling interest costs, but excluding commission expense paid to Baker Hughes Pressure Control Middle East Co. Ltd. for manufacturing,
v)separation and integration costs, including associated retention and severance,
vi)restructuring and transfer-of-work related costs,
vii)any shareholder allocations, assessments, or management fees, but excluding fees for any Cobra Support Service that are reasonably chargeable or allocable to the
Exhibit A-1

Company or its Subsidiaries and not the Cobra Member or its Affiliates in a manner consistent with standard industry practices for publicly traded companies engaged in businesses similar to the Business and GAAP,
viii)any gains or losses arising in respect of any acquisition accounting, including for the avoidance of doubt any charges related to fair value adjustments or any other opening balance sheet adjustments in respect of the transactions contemplated by the Framework Agreement,
ix)unrealized gains or losses arising from foreign currency exchange,
x)gains or losses attributable to the early extinguishment of indebtedness or derivative instruments,
xi)any gains or losses arising from revaluation of any assets, except in the ordinary course of business,
xii)any gains or losses in respect of fair value adjustments recorded in respect of any financial instruments of the Business,
xiii)any gains or losses in respect of the cumulative effect of a change in accounting principles during such period,
xiv)any gains or losses from disposed (or disposal of), abandoned, transferred, closed or discontinued operations, company, brand, or business,
xv)extraordinary stock-based compensation expenses awarded solely for retention purposes and in connection with the integration of the Business. “Retention purposes” will not include, among other things, compensation expense for awards made (a) to replace any awards granted by the Bugatti Member or its Affiliates to employees of the Business prior to the Effective Date, (b) in the ordinary course of business in respect of an employee’s annual compensation package, such as awards given in connection with promotions, to recognize performance or to meet competitive pressures, or (c) to new hires to fill vacant positions,
xvi)any one time or non-recurring income or costs incurred in respect to any corporate action, new acquisitions or transaction (for the avoidance of doubt, including any such costs incurred pursuant to the Framework Agreement) including, but not limited to, restructuring expense, transaction expense, and similar one-time charges,
xvii)any gains, income, costs or losses that are non-recurring due to size, in nature, or type, and do not relate to the normal course of the business and are not expected to recur in the foreseeable future as defined by GAAP prior to the effectiveness of FASB ASU 2015-01.

Exhibit A-2